Exhibit 10.1

Published CUSIP Number: 03063RAK4

CREDIT AGREEMENT

among

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.,

AMERICOLD REALTY TRUST,

The Several Lenders and Letter of Credit Issuers from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

ROYAL BANK OF CANADA

and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Syndication Agents

and

CITIBANK, N.A., CITIZENS BANK, NATIONAL ASSOCIATION,

GOLDMAN SACHS LENDING PARTNERS LLC,

REGIONS BANK, SUNTRUST BANK

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

Dated as of [•], 2018

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JPMORGAN CHASE BANK, N.A.,

RBC CAPITAL MARKETS

and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Joint Lead Arrangers

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Bookrunner

i

v

SCHEDULES:

1.1A	Commitments, Applicable Percentages and Sublimits
1.1B	Qualified Assets
3.1A	Existing Letters of Credit
6.13	Subsidiaries
9.6	Transactions with Affiliates
12.2	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Borrowing Base Certificate
C	[Reserved]
D	Form of Assignment and Assumption
E	Form of Promissory Note (Term Loan)
F	Form of Promissory Note (Revolving Credit Loan)
G-1	Form of Committed Loan Notice
G-2	Form of Swing Line Loan Notice
H	Form of Designation Notice
I	Form of Compliance Certificate
J	Form of Non-Bank Tax Certificates (J-1 through J-4)

CREDIT AGREEMENT (this “Agreement”), dated as of [•], 2018, among AMERICOLD REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), AMERICOLD REALTY TRUST, a Maryland real estate investment trust (the “Company”), the several banks and other financial institutions from time to time parties to this Agreement as Lenders and Letter of Credit Issuers (each as defined in Section 1.1) and BANK OF AMERICA, N.A., as administrative agent.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Addition Conditions”: as defined in Section 8.17.

“Additional TL Tranche”: as defined in Section 2.14(a).

“Additional TL Tranche Documents”: with respect to any Additional TL Tranche, each agreement, instrument and other document evidencing, securing, guaranteeing, or otherwise relating to such Additional TL Tranche, including any applicable Joinder Agreement.

“Administrative Agent”: Bank of America, as the administrative agent for the Lenders and the Letter of Credit Issuers under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Agent’s Office”: with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire in a form approved by the Administrative Agent.

“Advance Percentage”: with respect to: (a) Eligible Owned Assets, 60%; and (b) Eligible Ground Leased Assets, 60%.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agent Indemnitee”: as defined in Section 11.7.

“Agents”: the collective reference to the Administrative Agent, the Syndication Agents and the Documentation Agents.

“Aggregate Borrowing Base Amount”: as of any date of determination, the sum of the Borrowing Base Amount for each Qualified Asset; provided that (i) the aggregate amount contributed to the Aggregate Borrowing Base Amount by Qualified Assets located in a Specified Jurisdiction other than the United States, collectively, shall not exceed 30% of the Aggregate Borrowing Base Amount at any time, (ii) the aggregate amount contributed to the Aggregate Borrowing Base Amount by Eligible Ground Leased Assets shall not exceed 20% of the Aggregate Borrowing Base Amount at any time and (iii) any single Qualified Asset shall not constitute greater than 10% of the Aggregate Borrowing Base Amount at any time; provided that, to the extent such limitation is exceeded, only such portion of the Borrowing Base Amount of such Qualified Asset or Qualified Assets shall be excluded from the calculation of the Aggregate Borrowing Base Amount to the extent necessary to comply with the foregoing limitations.

“Agreement”: as defined in the preamble hereto.

“Alternative Currency”: each of the following currencies: Euro, Sterling, Australian Dollars, New Zealand Dollars and Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.10.

“Alternative Currency Commitment”: as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b)(ii) in Dollars and Alternative Currencies in an aggregate amount not to exceed the Dollar Equivalent of the Dollar amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Alternative Currency Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Alternative Currency Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Tranche”: the sum of the Alternative Currency Commitments of all the Lenders. On the Closing Date, the amount of the Alternative Currency Tranche is equal to $400,000,000.

“Alternative Currency Tranche Lender”: at any time, any Lender that has an Alternative Currency Commitment at such time or an outstanding Alternative Currency Tranche Loan.

“Alternative Currency Tranche Loan”: as defined in Section 2.1(b)(ii).

“Anti-Corruption Laws”: the United States Foreign Corrupt Practices Act of 1977 and all laws, rules and regulations of any other jurisdiction applicable to the Company, the Borrower or their respective Subsidiaries concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: any Requirement of Law related to terrorism financing, economic sanctions or money laundering, including: 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Patriot Act, and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.

“Applicable EBITDA”: with respect to any Real Property that is owned or ground leased by the Borrower or any Subsidiary and used in a business permitted under Section 8.3, as of any date of determination, an amount equal to the portion of EBITDA attributable to such Real Property for the most recently ended Reference Period.

“Applicable Margin”: for any day,

(a) with respect to any Eurocurrency Loan, Base Rate Loan, and Letter of Credit Fee, as the case may be,

(i) Until the Investment Grade Pricing Effective Date, the applicable rate per annum set forth below, based upon the range into which the Total Leverage Ratio then falls in accordance with the following table (the “Leverage-Based Applicable Margin”):

Pricing Level	Total Leverage Ratio	Leverage-Based Applicable Margin for Eurocurrency Loans (and Letters of Credit)	Leverage- Based Applicable Margin for Base Rate
Category 1	< 35%	1.75%	0.75%
Category 2	> 35% and < 40%	1.90%	0.90%
Category 3	> 40% and < 45%	2.10%	1.10%
Category 4	> 45% and < 50%	2.30%	1.30%
Category 5	> 50%	2.50%	1.50%

The Total Leverage Ratio shall be determined as of the end of each fiscal quarter based on the Compliance Certificate delivered pursuant to Section 8.2(a) in respect of such fiscal quarter, and each change in rates resulting from a change in the Total Leverage Ratio shall be effective as of the first Business Day immediately following the date on which the Administrative Agent receives a Compliance Certificate indicating such change. Notwithstanding the foregoing, if the Compliance Certificate is not delivered when due in accordance with Section 8.2(a), then Pricing Level Category 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date such Compliance Certificate is delivered whereupon the Applicable Margin shall be adjusted based upon the calculation of the Total Leverage Ratio contained in such Compliance Certificate. The Applicable Margin in effect from the Closing Date through the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 8.2(a) for the first fiscal quarter ending after the Closing Date shall be determined based on the Total Leverage Ratio as set forth in the Pro Forma Closing Date Compliance Certificate. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 5.5(b); and

(ii) at all times on and after the Investment Grade Pricing Effective Date, the applicable rate per annum set forth in the pricing grid below, based upon such Debt Ratings as set forth below applicable on such date (the “Ratings-Based Applicable Margin”):

Pricing Level	Debt Ratings (S&P and Fitch / Moody’s):	Total Revolving Credit Commitment		Term Loan Facility
		Ratings-Based Applicable Margin for Eurocurrency Loans (and Letters of Credit)	Ratings-Based Applicable Margin for Base Rate	Ratings- Based Applicable Margin or Eurocurrency Loans	Ratings- Based Applicable Margin for Base Rate
Category 1	> A- / A3	0.775%	0.000%	0.850%	0.000%
Category 2	BBB+ / Baa1	0.825%	0.000%	0.900%	0.000%
Category 3	BBB / Baa2	0.900%	0.000%	1.000%	0.000%
Category 4	BBB- / Baa3	1.100%	0.100%	1.250%	0.250%
Category 5	< BBB- / Baa3 (or unrated)	1.450%	0.450%	1.650%	0.650%

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s and/or Fitch of the Borrower’s non-credit enhanced, senior unsecured long-term debt; provided that (x) if at any time the Borrower has three (3) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Ratings-Based Applicable Margins shall be determined based on the highest of the Debt Ratings and (B) if the difference between such Debt Ratings is two ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Ratings-Based Applicable Margins shall be determined based on the Debt Rating that is one lower than the highest of the applicable Debt Ratings; (y) if at any time the Borrower has two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Ratings-Based Applicable Margins shall be determined based on the higher of the Debt Ratings; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Ratings-Based Applicable Margins shall be determined based on the Debt Rating that is one lower than the higher of the applicable Debt Ratings. If at any time the Borrower has no Debt Rating from either S&P or Moody’s, then the Ratings-Based Applicable Margins shall be at Pricing Level Category 5.

Initially, the Ratings-Based Applicable Margin shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date”. Thereafter, each change in the Ratings-Based Applicable Margin resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 8.8(i) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

(b) with respect to any Additional TL Tranche, the applicable rate per annum in effect at such time with respect to such Additional TL Tranche as agreed by the Borrower, the Administrative Agent and the Lenders participating in such Additional TL Tranche in the Additional TL Tranche Documents with respect to such Additional TL Tranche; provided that (x) if the applicable rate with respect to any Additional TL Tranche is based on the Total Leverage Ratio, such applicable rate shall be subject to the paragraph immediately following the pricing grid in clause (a)(i) above and the provisions of Section 5.5(b) and (y) if the applicable rate with respect to any Additional TL Tranche is based on the Borrower’s Debt Ratings, such applicable rate shall be subject to the paragraph immediately following the pricing grid in clause (a)(ii) above.

“Applicable Percentage” (a) in respect of the Total Revolving Credit Commitment (including with respect to matters relating to Alternative Currency Commitments, Alternative Currency Tranche Loans, Dollar Tranche Commitments and Dollar Tranche Loans), with respect to any Revolving Credit Lender at any time, such Lender’s applicable Revolving Credit Commitment Percentage and (b) in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s Term Loans at such time and the denominator of which is the amount of the Term Loan Facility at such time, subject to adjustment as provided in Section 2.17. The initial Applicable Percentages of each Lender are set forth opposite the name of such Lender on Schedule 1.1A or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Time”: with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Electronic Communications”: any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Lenders by means of electronic communications pursuant to Section 12.2(b).

“Approved Fund”: as defined in Section 12.6(b).

“Assignee”: as defined in Section 12.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Australian Dollars” and “AU$” mean the lawful currency of Australia.

“Available Alternative Currency Commitment”: an amount equal to the excess, if any, of (i) the amount of the Alternative Currency Tranche over (ii) the sum of the Outstanding Amount of all Alternative Currency Tranche Loans, subject to adjustment as provided in Section 2.16.

“Available Dollar Tranche Commitment”: an amount equal to the excess, if any, of (i) the amount of the Dollar Tranche over (ii) the sum of the Outstanding Amount of (a) all Dollar Tranche Loans and (b) all L/C Obligations at such time, subject to adjustment as provided in Section 2.16. For the avoidance of doubt, the aggregate principal amount of Swing Line Loans shall not be counted towards or considered usage of the Dollar Tranche for purposes of determining the Available Dollar Tranche Commitment and the Unused Fee.

“Availability”: at any time, an amount equal to (a) the Borrowing Base in effect at such time minus (b) Total Unsecured Indebtedness.

“Availability Period”: the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Total Revolving Credit Commitments pursuant to Section 4.2, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the Letter of Credit Issuers to make L/C Credit Extensions pursuant to Section 10.l.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America”: Bank of America, N.A. and its successors.

“Bankruptcy Code”: the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Base Rate”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan”: a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 12.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bookrunner”: MLPFS in its capacity as sole bookrunner for the credit facilities under this Agreement.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials” as defined in Section 8.2.

“Borrowing”: Loans of the same Class, Type and Tranche, and in the same currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base”: as of any date of determination, the Aggregate Borrowing Base Amount in effect as of such date.

“Borrowing Base Amount”: as of any date of determination, with respect to any Qualified Asset, (i) the Eligible Value of such Qualified Asset multiplied by (ii) the Advance Percentage applicable to such Qualified Asset.

“Borrowing Base Certificate”: a certificate substantially in the form of Exhibit B.

“Borrowing Base Coverage Ratio”: as of the last day of any Reference Period, the ratio of (a) the Borrowing Base in effect as of such date to (b) Total Unsecured Indebtedness as of such date.

“Borrowing Base Debt Service Coverage Ratio”: as of the last day of any Reference Period, the ratio of (a) an amount equal to the Applicable EBITDA attributable to all Qualified Assets for such Reference Period to (b) the Interest Expense for such Reference Period attributable to Total Unsecured Indebtedness.

“Business”: as defined in Section 6.15(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, New York City or in the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” and “C$” mean the lawful currency of Canada.

“Capital Assets”: with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that in accordance with GAAP have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Lease”: as defined in the definition of “Capital Lease Obligations”.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (such lease, a “Capital Lease”) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalization Rate”: 8.25%.

“Cash”: money, currency or a credit balance in any demand or deposit account.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and a Letter of Credit Issuer shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Letter of Credit Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances having maturities of 180 days or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper of an issuer maturing within 270 days from the date of acquisition and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s; and (d) fully collateralized repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities described in clause (a) above; or (e) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement”: any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank”: with respect to any Cash Management Agreement with the Borrower or any of its Subsidiaries, any provider of Cash Management Services thereunder that (a) is the Administrative Agent, the Bookrunner, a Lead Arranger or an Affiliate of the foregoing, (b) at the time it entered into such Cash Management Agreement, was the Administrative Agent, the Bookrunner, a Lead Arranger, a Lender or an Affiliate of the foregoing, (c) with respect to any such Cash Management Agreement entered into on or prior to the Closing Date, is a Lender or an Affiliate of a Lender on the Closing Date and (d) with respect to any such Cash Management Agreement entered into after the Closing Date, is a Lender or an Affiliate of a Lender at the time such Cash Management Agreement is entered into, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services”: the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services), commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payable services, or electronic funds transfer services and any other demand deposit or operating account relationship service provided to the Borrower or any of its Subsidiaries.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the outstanding equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company; (b) the Company shall cease to be the sole general partner of the Borrower, or any Persons other than the Company shall own, directly or indirectly, free of any Liens, encumbrances or adverse claims, Capital Stock of the Borrower that, if exchanged for Capital Stock of the Company, would result in a Change of Control under clause (a) above; (c) the Borrower shall fail to own, directly or indirectly, free of any Liens, encumbrances or adverse claims, 100% of the Capital Stock of each Guarantor (except as otherwise expressly permitted by this Agreement); or (d) occupation of a majority of the seats (other than vacant seats) on the board of trustees of the Company by Persons who were neither (x) nominated by the board of trustees of the Company nor (y) appointed by directors so nominated.

“Charges”: as defined in Section 12.14.

“Class”: (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans or term loans under an Additional TL Tranche, and (ii) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date”: the date on which the conditions precedent set forth in Section 7.1 shall have been satisfied or waived in accordance with Section 12.1, which date is [•], 2018.

“CMBS Financing”: any loans or notes incurred by or issued to certain Excluded Subsidiaries of the Borrower as borrowers under commercial mortgage-backed securities financing transactions from time to time.

“Code”: the Internal Revenue Code of 1986.

“Commitments”: with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment or Term Loan Commitment.

“Committed Loan Notice”: a notice of a (a) Borrowing of Term Loans or Revolving Credit Loans, (b) conversion of Term Loans or Revolving Credit Loans from one Type to the other, or (c) continuation of Eurocurrency Loans, pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit G-1 or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company”: as defined in the preamble hereto.

“Compliance Certificate”: a certificate substantially in the form of Exhibit I.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Secured Recourse Indebtedness”: at any time, Secured Recourse Indebtedness of the Company and its Subsidiaries on a consolidated basis.

“Consolidated Tangible Net Worth”: as of any date of determination, the following determined in accordance with GAAP: (a) Shareholders’ Equity on such date determined on a consolidated basis, less (b) the Intangible Assets of the Company and its Subsidiaries on such date determined on a consolidated basis, plus (c) all accumulated depreciation and amortization of the Company and its Subsidiaries on such date determined on a consolidated basis.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement, whether written or oral, to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Creditor Parties”: collectively, the Bookrunner, the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers, the Lenders, the Qualified Counterparties that are party to Specified Swap Agreements, the Cash Management Banks that are party to Specified Cash Management Agreements, and the successors and permitted assigns of each of the foregoing.

“Customary Non-Recourse Carve-Outs”: with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims and liabilities, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guaranties in non-recourse or tax-exempt financings of commercial real estate.

“Debt Rating”: as defined in the definition of “Applicable Margin”.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 10.1, whether or not any requirement for the giving of notice, the lapse of time, or both, in each case, as set forth in such section, has been satisfied.

“Defaulting Lender”: subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Letter of Credit Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Letter of Credit Issuer, the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Letter of Credit Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Default Rate”: as defined in Section 2.8(c).

“Designation Notice”: a notice substantially in the form of Exhibit H from a Lender or an Affiliate of a Lender to the Administrative Agent asserting that such Lender or Affiliate is a Qualified Counterparty or a Cash Management Bank.

“Development Property”: as of any date of determination, Real Property under development on which the improvements related to the development have not been completed on such date; provided that such Real Property shall cease to be a Development Property upon the first to occur of (a) the date that is six full fiscal quarters following substantial completion (including issuance of a temporary or permanent certificate of occupancy for the improvements under construction permitting the use and occupancy for their regular intended uses) of such Real Property, and (b) the first day of the first fiscal quarter following the date on which such Development Property has achieved a Leased Rate of at least 85%, and shall thereafter be considered a “Stabilized Property” for the purposes of the calculation of Total Asset Value.

“Disposition”: with respect to any business, assets or property of any kind of the Company or any of its Subsidiaries, any sale, lease, sub-lease, sale and leaseback, assignment, conveyance, transfer, exclusive license or other disposition or exchange thereof, with or without recourse. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary that has no material assets other than (i) the equity or indebtedness of one or more Foreign Subsidiaries and/or other Disregarded Domestic Persons and (ii) an immaterial amount of Cash and Cash Equivalents.

“Documentation Agents”: Citibank, N.A., Citizens Bank, National Association, Goldman Sachs Lending Partners LLC, Regions Bank, SunTrust Bank and U.S. Bank National Association, each in its capacity as a documentation agent under this Agreement.

“Dollar Tranche”: the sum of the Dollar Tranche Commitments of all the Lenders. On the Closing Date, the amount of the Dollar Tranche is equal to $400,000,000.

“Dollar Tranche Commitment”: as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b)(i) in Dollars, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Dollar Tranche Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Dollar Tranche Exposure”: with respect to any Lender at any time, the sum of the aggregate Outstanding Amount of (a) all Dollar Tranche Loans of such Lender at such time, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s participation in Swing Line Loans at such time.

“Dollar Tranche Lender”: at any time, any Lender that has a Dollar Tranche Commitment at such time or an outstanding Dollar Tranche Loan.

“Dollar Tranche Loan”: as defined in Section 2.1(b)(i).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary”: any Subsidiary that is not a Foreign Subsidiary.

“DPP Offering”: as defined in Section 7.1(m).

“EBITDA”: with respect to the Company and its consolidated Subsidiaries, for any Reference Period, earnings before interest, tax, depreciation, depletion and amortization calculated in accordance with GAAP, as may be adjusted in accordance with the definition of “Pro Forma Basis” and at all times excluding, without duplication, (i) impairment and other non-cash charges or gains including, for the avoidance of doubt, equity in earnings (but excluding any non-cash charge in respect of an item that was included in EBITDA in a prior period and any charges that result in a write-down or write-off of inventory and excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (ii) stock-based compensation expense, (iii) gains or losses from sales of previously depreciated assets, (iv) extraordinary gains or losses from foreign exchange, (v) extraordinary gains or losses from derivative instruments and (vi) other extraordinary or non-recurring gains, losses or charges; provided, however, that notwithstanding anything to the contrary in this Agreement, for the purposes of determining the contribution to EBITDA of, or portion of EBITDA attributable to, any Real Property, any operating asset or any business managed or operated by the Borrower or any Subsidiary, EBITDA shall equal revenues in respect of such asset, less, without duplication, (A) operating expenses in respect of such asset (exclusive of corporate-level general and administrative expenses, impairment on intangibles and long-lived assets and depreciation, depletion and amortization expenses), (B) rent expenses in respect of such asset, and (C) the interest component of any capital lease expenses or similar fixed charges and debt service charges in respect of such asset, and shall at all times exclude extraordinary or non-recurring gains, losses or charges.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Criteria”: Ground Leased Asset Eligibility Criteria or Owned Asset Eligibility Criteria, as applicable.

“Eligible Ground Leased Assets”: any Real Property that satisfies the following criteria (collectively, the “Ground Leased Asset Eligibility Criteria”):

(a) Such Real Property is leased pursuant to a ground lease by a Qualified Asset Guarantor, or, in the case where such Real Property is located in a Specified Jurisdiction other than the United States, a Wholly-Owned, direct Foreign Subsidiary of a Qualified Asset Guarantor, as lessee, and such Qualified Asset Guarantor has guaranteed the Obligations pursuant to the Guarantee Agreement.

(b) Such Real Property is a Stabilized Property located in the United States or another Specified Jurisdiction.

(c) Such Real Property is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities and such improvements are owned by such Qualified Asset Guarantor or its Wholly-Owned, direct Foreign Subsidiary.

(d) None of such leasehold interest or such improvements is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Liens and Negative Pledges created under the Loan Documents, (y) Permitted Pari Passu Provisions and (z) Permitted Encumbrances) and none of the Capital Stock of such Qualified Asset Guarantor or, if applicable, its Wholly-Owned, direct Foreign Subsidiary, (or any income therefrom or proceeds thereof) is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Permitted Pari Passu Provisions and (y) Permitted Equity Encumbrances).

(e) No default or event of default has occurred or with the passage of time or the giving of notice would occur under the ground lease regarding such Real Property.

(f) The lessor under the ground lease regarding such Real Property shall not have the unilateral right to terminate such ground lease prior to the expiration of the stated term of such ground lease absent the occurrence of any casualty, condemnation or default by the Qualified Asset Guarantor or, if applicable, its Wholly-Owned, direct Foreign Subsidiary, thereunder.

(g) The lessee under the ground lease has the right to sublease, mortgage and encumber (subject to customary terms and limitations) its interest in such Real Property without the consent of the lessor.

(h) The ground lease regarding such Real Property has a remaining term (inclusive of any unexercised extension options as to which there is no condition precedent to the exercise thereof other than compliance of lessee with the terms of the applicable ground lease and the giving of a notice of exercise by the lessee) of 25 years or more at any time.

(i) Such Real Property is free of any material defects and any material Environmental Liabilities and is in material compliance with all Environmental Laws.

(j) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent may reasonably require with respect to such Real Property (which diligence the Administrative Agent shall (to the extent same is in writing) promptly make available to the Lenders), including, without limitation: (x) if requested by the Administrative Agent, a copy of the ground lease with respect to such Real Property and (y) such other information and documents as may be reasonably requested by the Administrative Agent.

(k) Such Real Property is used in a business permitted under Section 8.3.

(l) The Borrower has delivered a certificate of a Responsible Officer certifying that such Real Property satisfies the foregoing requirements.

“Eligible Owned Asset”: any Real Property that satisfies the following criteria (collectively, the “Owned Asset Eligibility Criteria”):

(a) Such Real Property is owned in fee simple by a Qualified Asset Guarantor or, in the case where such Real Property is located in a Specified Jurisdiction other than the United States, a Wholly-Owned, direct Foreign Subsidiary of a Qualified Asset Guarantor, and such Qualified Asset Guarantor has guaranteed the Obligations pursuant to the Guarantee Agreement.

(b) Such Real Property is a Stabilized Property located in the United States or another Specified Jurisdiction.

(c) Such Real Property is free of any material defects and any material Environmental Liabilities and is in material compliance with all Environmental Laws.

(d) Such Real Property is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities.

(e) Such Real Property (and any income therefrom or proceeds thereof) is not directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Liens and Negative Pledges created under the Loan Documents, (y) Permitted Pari Passu Provisions and (z) Permitted Encumbrances) and neither the Capital Stock of such Qualified Asset Guarantor nor, if applicable, its Wholly-Owned Foreign Subsidiary (and any income therefrom or proceeds thereof) is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Permitted Pari Passu Provisions and (y) Permitted Equity Encumbrances).

(f) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent may reasonably require with respect to such Real Property (which diligence the Administrative Agent shall (to the extent same is in writing) promptly make available to the Lenders).

(g) Such Real Property is used in a business permitted under Section 8.3.

(h) The Borrower has delivered a certificate of a Responsible Officer certifying that such Real Property satisfies the foregoing requirements.

“Eligible Value”: as of any date of determination, with respect to each Real Property that is owned or ground leased by the Borrower or any Subsidiary and used in a business permitted under Section 8.3, (i) the Applicable EBITDA with respect to such Real Property divided by (ii) the Capitalization Rate.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, notices or binding agreements issued by or entered into with any Governmental Authority, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning pollution, air emissions, the management, use or Release of Materials of Environmental Concern or protection of human health (to the extent such relates to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, including those arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the presence or release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).

“Escrow Agent”: Arnold & Porter Kaye Scholer LLP, in the capacity of escrow agent under the Escrow Agreement.

“Escrow Agreement”: that certain Escrow Agreement, dated as of [•], 2018, among the Borrower, the Company, the Guarantors, the Lenders, the Administrative Agent, each of the Letter of Credit Issuers and the Escrow Agent.

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction that could be reasonably expected to result in liability to any Group Member; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA, applicable to such Pension Plan), whether or not waived; (d) the filing by any Group Member or any ERISA Affiliate of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure by any Group Member or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan (unless such failure is cured within 30 days following the due date thereof) or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan (unless such failure is cured within 30 days following the due date thereof); (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien on any Group Member or any ERISA Affiliate in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Group Member or any ERISA Affiliate from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member of any notice (A) concerning the imposition of Withdrawal Liability on it or (B) a determination that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Loan”: Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Loans may be denominated in Dollars or in an Alternative Currency. All Revolving Credit Loans denominated in an Alternative Currency must be Eurocurrency Loans.

“Eurocurrency Rate”:

(a) With respect to any Revolving Credit Loan or Term Loan:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to the applicable interest period;

(iii) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other page or commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iv) denominated in New Zealand Dollars, the rate per annum equal to the Bank Bill Reference Bid Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:45 a.m. (Auckland, New Zealand time) on the Rate Determination Date with a term equivalent to such Interest Period;

(v) denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.10(a); and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two business days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent after consultation with the Borrower in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (iii) if the Eurocurrency Rate determined in accordance with the foregoing shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default”: any of the events specified in Section 10.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied without cure or waiver.

“Event of Loss”: with respect to any Qualified Asset, any of the following: (a) any loss or destruction of, or damage to, all or any material portion of such Qualified Asset; (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Qualified Asset, or confiscation of such Qualified Asset or the requisition of such Qualified Asset by a Governmental Authority or any Person having the power of eminent domain, or any voluntary transfer of such Qualified Asset or any material portion thereof in lieu of any such condemnation, seizure or taking; or (c) any Disposition of such Qualified Asset.

“Excluded Subsidiaries”: (a) any Domestic Subsidiary that is prohibited by law, regulation or by any Contractual Obligation existing on the Closing Date or on the date such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition) from providing a Guarantee Obligation in respect of the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect) or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee Obligation (unless such consent, approval, license or authorization has already been obtained) or where the provision of such guaranty could result in material adverse tax consequences to the Borrower or such Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (b) any Subsidiary that is a Disregarded Domestic Person, (c) any Subsidiary that is a direct or indirect Subsidiary of an Excluded Subsidiary, (d) any captive insurance Subsidiary that provides workers compensation and/or health insurance to members of the Consolidated Group, (e) any not-for-profit Subsidiary, (f) any Subsidiary that is a special purpose entity, (g) any Foreign Subsidiary, (h) solely in respect of Excluded Swap Obligations, any Excluded Swap Guarantor, (i) each Subsidiary designated as an Excluded Subsidiary on Schedule 6.13 as of the Closing Date and (j) subject to Section 8.15, any other Subsidiary designated by the Borrower from time to time after the date hereof in connection with (i) any CMBS Financing, (ii) any Joint Venture, (iii) any Permitted Acquisition or (iv) the entrance into any new operating lease, capital lease, management contract or other Contractual Obligation that, in each case of the foregoing clauses (i), (ii), (iii) and (iv), was entered into for bona fide business purposes and that the Borrower reasonably believes in good faith would prohibit such Subsidiary from becoming a Guarantor hereunder; and provided that, in each case, (x) immediately before and after such designation, no Event of Default shall have occurred and be continuing, and (y) immediately after giving effect to such designation, the Company and its Subsidiaries shall be in compliance on a Pro Forma Basis with the Financial Covenants.

“Excluded Swap Guarantor”: any Loan Party all or a portion of whose Guarantee Obligation of, or grant of a security interest to secure, any Specified Swap Obligation (or any Guarantee Obligation thereof) is or becomes an Excluded Swap Obligation; provided that such Guarantor shall be deemed to be an Excluded Swap Guarantor only with respect to that portion of its Guarantee Obligation or grant of a security interest that constitutes an Excluded Swap Obligation.

“Excluded Swap Obligations”: with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee Obligation of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligations. If a Specified Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: that certain Credit Agreement, dated as of January 23, 2018, among the Borrower, the several bank and other financial institutions or entities from time to time parties thereto as lenders and letter of credit issuers and Bank of America, as administrative agent.

“Existing Letters of Credit”: as defined in Section 3.1(a).

“Extension Effective Date”: as defined in Section 2.17(b).

“Facility”: the Term Loan Facility or the Total Revolving Credit Commitment, as the context may require (and “Facilities” means a collective reference to the foregoing).

“Facility Fee”: as defined in Section 4.1(a).

“Facility Fee Rate”: at all times on and after the Investment Grade Pricing Effective Date, the applicable rate per annum set forth in the pricing grid below, based upon such Debt Ratings as set forth below applicable on such date:

Pricing Level	Debt Ratings (S&P and Fitch / Moody’s):	Facility Fee Rate
Category 1	> A- / A3	0.125%
Category 2	BBB+ / Baa1	0.150%
Category 3	BBB / Baa2	0.200%
Category 4	BBB- / Baa3	0.250%
Category 5	< BBB- / Baa3 (or unrated)	0.300%

; provided if at any time the Borrower has two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P), the Facility Fee Rate shall be determined based on the higher of the Debt Ratings; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P) or more, the Facility Fee Rate shall be determined based on the Debt Rating that is one lower than the higher of the applicable Debt Ratings. If at any time the Borrower has no Debt Ratings, then the Facility Fee Rate shall be at Pricing Level Category 5.

Initially, the Facility Fee Rate shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date”. Thereafter, each change in the Facility Fee Rate resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 8.8(i) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“FASB ASC”: the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements with respect thereto.

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent, and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters”: collectively, all agreements entered into by the Borrower (on the one hand) and one or more of the Lead Arrangers (on the other hand) with respect to fees payable to such Lead Arranger and/or the Lenders in connection with the Facilities.

“Fees”: all amounts payable pursuant to, or referred to in, Section 4.1.

“Financial Covenants”: the financial covenants set forth in Section 9.1(a) through (g).

“Financial Officer”: as to any Person, the chief financing officer, principal accounting officer, treasurer or controller of such Person.

“Fitch”: Fitch, Inc. and any successor thereto.

“Fixed Charge Coverage Ratio”: as of the last day of any Reference Period, the ratio of (a) the difference between (x) EBITDA for such Reference Period minus (y) the aggregate amount of Maintenance Capital Expenditures for such Reference Period to (b) Fixed Charges for such Reference Period.

“Fixed Charges”: for any Reference Period, an amount equal to the sum of (i) Interest Expense, plus (ii) regularly scheduled installments (whether or not paid) of principal payable with respect to Total Indebtedness (including any scheduled payments that were no longer required to be repaid in such period as a result of a payment made within one year of the date on which such payment was due), plus (iii) the amount of dividends or distributions actually paid or required to be paid by any Group Member (other than to another Group Member) in cash during such period in respect of its preferred Capital Stock (excluding dividends and distributions payable solely at such Person’s election and not actually paid and any balloon payments payable on maturity or redemption in whole of such Capital Stock and any dividends or distributions paid or required to be paid on or prior to January 23, 2018) and (iv) all income tax payments with respect to the taxable REIT Subsidiaries of the Company and the Borrower (including Foreign Subsidiaries); provided that for the Reference Period ending on [(a) June 30, 2018, Fixed Charges shall be the sum of clauses (i) through (iv) for the two fiscal quarter period ending on such date multiplied by 2 and (b)]1 September 30, 2018, Fixed Charges shall be the sum of clauses (i) through (iv) for the three fiscal quarter period ending on such date multiplied by 4/3.

“Foreign Subsidiary”: any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than any state of the United States or the District of Columbia.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fronting Fee”: as defined in Section 4.1(d).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

[1]	To be deleted if we close after November 15

“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: the government of the United States or any other nation, or of any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization.

“Group Members”: the collective reference to the Company, the Borrower and their respective Subsidiaries.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by the Loan Parties on the Closing Date, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), (x) any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof or (y) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: collectively, the Qualified Asset Guarantors and the Other Guarantors.

“Guaranty”: collectively, the Guaranty made by the Company under Article XIII in favor of the Creditor Parties and the Guaranty made by the Guarantors in favor of the Creditor Parties under the Guarantee Agreement, together with each other guaranty and guaranty supplement delivered pursuant to Section 8.10.

“Honor Date”: as defined in Section 3.4(a).

“Impacted Loans”: as defined in Section 2.10(a).

“Increase Effective Date”: as defined in Section 2.14(c).

“Incremental Facilities”: as defined in Section 2.14(a).

“Incremental Revolving Increase”: as defined in Section 2.14(a).

“Incremental Term Loan Increase”: as defined in Section 2.14(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, excluding those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that, as to such Person, recourse is limited to such property, (f) all Guarantee Obligations by such Person of Indebtedness of others, but only to the extent of the amount of Indebtedness guaranteed, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than such obligations with respect to letters of credit and letters of guaranty to support workers’ compensation insurance programs, which shall only constitute Indebtedness when such letter of credit or letter of guaranty is drawn), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all Off-Balance Sheet Obligations of such Person, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (other than any obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common Capital Stock in the Company or any Excluded Subsidiary, as applicable), (l) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (other than any obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common Capital Stock in the Company or any Excluded Subsidiary, as applicable), and (m) net obligations under any Swap Agreements in an amount equal to the Swap Termination Value thereof (other than any obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common Capital Stock in the Company or any Excluded Subsidiary, as applicable). The Indebtedness of any Person shall include the Indebtedness (other than (i) Qualified JV Debt and (ii) any Indebtedness of China Merchants Americold Logistics Company, Limited and China Merchants Americold Holdings Company, Limited outstanding as of the Closing Date) of any other entity (including any partnership in which such Person is a general partner) to the extent such Person, by operation of the documentation evidencing such Indebtedness or by law, is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

“Indemnified Liabilities”: as defined in Section 12.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 12.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intangible Assets”: assets that are considered to be intangible assets under GAAP, excluding lease intangibles but including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, and intellectual property in technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”: for any Reference Period, an amount equal to the sum of the following with respect to Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP plus (ii) all capitalized interest determined in accordance with GAAP (including in the case of (i) and (ii), the Borrower’s pro rata share thereof for Unconsolidated Affiliates, other than with respect to Qualified JV Debt), and excluding non-cash amortization or write-off of deferred financing costs or debt discount (including the Borrower’s pro rata share thereof for Unconsolidated Affiliates).

“Interest Period”: as to any Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice given with respect thereto, or, if agreed to by all Lenders of the Class participating therein and the Administrative Agent, such other period that is twelve (12) months or less; provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment”: (a) any purchase or other acquisition for value by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Capital Stock of any other Person; (b) any purchase or other acquisition for value by the Company or any of its Subsidiaries from any Person of all or a substantial portion of the business, property or fixed assets of such Person or any division or line of business or other business unit of such Person; (c) any loan, advance or capital contributions by the Company or any of its Subsidiaries to, or Guarantee Obligations with respect to any obligations of, any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) all investments consisting of any exchange traded or over-the-counter derivative transaction, including any Swap Agreement, whether entered into for hedging or speculative purposes or otherwise. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Pricing Effective Date”: the first Business Day following the date on which the Borrower has (a) satisfied the Investment Grade Ratings Criteria and (b) delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) certifying that the Investment Grade Ratings Criteria has been satisfied and is in effect (which certification shall also set forth the Debt Rating received, if any, from each Rating Agency as of such date) and (ii) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Ratings-Based Applicable Margin apply to the pricing of the Facilities.

“Investment Grade Ratings Criteria”: the Borrower has received Debt Ratings from at least one of Moody’s and S&P, and such Debt Ratings are Baa3 or better (in the case of a rating by Moody’s) or BBB- or better (in the case of a rating by S&P).

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”: with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement, or instrument entered into by the applicable Letter of Credit Issuer and the Borrower (or any Subsidiary) or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement”: as defined in Section 2.14(b).

“Joint Venture”: a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“L/C Availability Period”: the period from and including the Closing Date to the earliest of (a) the L/C Maturity Date, (b) the date of termination of the Total Revolving Credit Commitments pursuant to Section 4.2, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the Letter of Credit Issuers to make L/C Credit Extensions pursuant to Section 10.l.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Reimbursement Date or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Draw Notice”: as defined in Section 3.4(a).

“L/C Maturity Date”: the date that is five Business Days prior to the Revolving Loan Maturity Date; provided that the L/C Maturity Date may be extended beyond such date as provided in Section 3.1(b).

“L/C Obligations”: on any date of determination, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant”: as defined in Section 3.3(a).

“L/C Participation”: as defined in Section 3.3(a).

“Lead Arrangers”: the collective reference to MLPFS, JPMorgan Chase Bank, N.A., RBC Capital Markets and Coöperatieve Rabobank U.A., New York Branch, each in their capacity as a joint lead arranger for the credit facilities under this Agreement.

“Leased Rate”: at any time, with respect to any Real Property, the ratio, expressed as a percentage, of (a) the rentable operating square footage of such Real Property actually leased by tenants that are not any Group Member or Affiliates of any Group Member and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default or event of default has occurred and is continuing to (b) the aggregate rentable operating square footage of such Real Property.

“Lender”: each Person that, at any time, holds a Loan or a Commitment hereunder and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office”: as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit”: each standby letter of credit issued pursuant to Article III and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency

“Letter of Credit Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Letter of Credit Issuer.

“Letter of Credit Exposure”: with respect to any Dollar Tranche Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.3 at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all L/C Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.3).

“Letter of Credit Fee”: as defined in Section 4.1(b).

“Letter of Credit Issuer”: each of (a) JPMorgan Chase Bank, N.A. and Bank of America, (b) any other Lender designated as a Letter of Credit Issuer by the Borrower with the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and such Lender, and (c) any replacement, additional issuer or successor appointed pursuant to Section 3.6; provided that for so long as any Existing Letter of Credit remains outstanding hereunder, the issuer of such Existing Letter of Credit shall continue to be the Letter of Credit Issuer with respect to such Existing Letter of Credit. References herein and in the other Loan Documents to the “Letter of Credit Issuer” shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Subfacility”: at any time, an amount equal to the lesser of (a) the aggregate amount of the Letter of Credit Issuers’ Letter of Credit Sublimits at such time, as the same may be reduced from time to time pursuant to Article III, and (b) the Dollar Tranche at such time. The Letter of Credit Subfacility is part of, and not in addition to, the Dollar Tranche. On the Closing Date, the Letter of Credit Subfacility is $80,000,000.

“Letter of Credit Sublimit”: as to each Letter of Credit Issuer, its agreement as set forth in Article III to issue, amend and extend Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed (subject to the discretion of such Letter of Credit Issuer pursuant to the proviso to clause (viii) of Section 3.1(b)) the amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Letter of Credit Sublimit” or in the Assignment and Assumption or Joinder Agreement or other documentation, which other documentation shall be in form and substance satisfactory to the Administrative Agent, pursuant to which such Lender becomes a Letter of Credit Issuer hereunder, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement or other documentation entered into between such Letter of Credit Issuer and the Borrower, which other documentation shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Leverage-Based Applicable Margin”: as defined in the definition of “Applicable Margin”.

“LIBOR”: as defined in the definition of “Eurocurrency Rate”.

“LIBOR Quoted Currency”: each of the following currencies: Dollars, Euro and Sterling, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Successor Rate”: as defined in Section 2.9.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to be a Lien.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Document Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition under any Debtor Relief Laws, or the commencement of any proceeding under any Debtor Relief Law, relating to any Loan Party or any Affiliate thereof, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit and all other obligations and liabilities of any Loan Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Bookrunner, the Administrative Agent, any Letter of Credit Issuer or any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws regardless of whether allowed or allowable in such proceeding).

“Loan Documents”: the collective reference to this Agreement, the Notes, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, the Fee Letter, the Guaranty, any Joinder Agreement and any agreement designating a Lender as a Letter of Credit Issuer, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to the Borrower, the Company and the Guarantors.

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Maintenance Capital Expenditures”: for any Reference Period, all capital expenditures actually made by the Company, the Borrower and their consolidated Subsidiaries (and the pro rata share of capital expenditures made by Unconsolidated Affiliates) during such period for the maintenance of Capital Assets of such Person, excluding capital expenditures for modernization.

“Majority in Interest”: when used in reference to Lenders holding Loans or Commitments of any Class, at any time, (a) in the case of the Revolving Credit Lenders, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposure and the unused aggregate Revolving Credit Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders (other than Defaulting Lenders) holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Master Agreement”: any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition or results of operations of the Company, the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under this Agreement or the other Loan Documents or (c) the rights and remedies of the Administrative Agent, the Letter of Credit Issuers or the Lenders hereunder or under the other Loan Documents.

“Material Contract”: (a) any Contractual Obligation or instrument evidencing Indebtedness in excess of $3,000,000; (b) any material employment agreement between any Group Member and an executive officer of the Borrower, collective bargaining agreements or other material agreements with any labor organization or union; (c) any Contractual Obligation for the sale or other transfer of any Group Member’s owned Real Property where temperature controlled warehouse facilities are located or other tangible assets having a fair market value in excess of $3,000,000 that has not yet been consummated; (d) any Contractual Obligation relating to the material Intellectual Property owned or used by the Group Members in connection with their business other than licenses of software used by any Group Member in the ordinary course of business; (e) any Contractual Obligation with a customer of any Group Member for temperature-controlled warehouse storage and/or related services and handling involving or reasonably expected to involve payments in excess of $3,000,000 during any fiscal year; (f) any transportation services Contractual Obligation with a customer of any Group Member involving payments or reasonably expected to involve payments in excess of $3,000,000 during any fiscal year; (g) any Contractual Obligation that creates a Joint Venture other than the governing or organizational documents of any Group Member; (h) any material Contractual Obligation relating to a CMBS Financing; and (i) any other Contractual Obligation not otherwise covered by clauses (a) through (h) above involving or reasonably expected to involve payments by or to any Group Member in excess of $3,000,000 in the aggregate during any fiscal year, in each case that is not cancelable by either party thereto on 30 days or less notice without costs or penalty.

“Material Disposition”: any Disposition or series of related Dispositions with respect to any Qualified Asset that yields gross proceeds to the Company or any of its Subsidiaries in excess of $3,000,000 or that causes such Qualified Asset to cease to meet any of the Eligibility Criteria with respect to such Qualified Asset.

“Materials of Environmental Concern”: any substances, materials or wastes defined in or regulated under any Environmental Law, including any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, anhydrous ammonia, ozone-depleting substances, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the applicable Term Loan Maturity Date or Revolving Loan Maturity Date.

“Maximum Rate”: as defined in Section 12.14.

“Minimum Borrowing Amount”: with respect to a Borrowing of Eurocurrency Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of Base Rate Loans $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount”: at any time, (a) with respect to Cash Collateral consisting of Cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of each Letter of Credit Issuer with respect to Letters of Credit issued by it and outstanding at such time and (b) with respect to Cash Collateral consisting of Cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i) or (a)(ii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations.

“Minimum Property Condition”: as defined in Section 8.18.

“MLPFS”: Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Moody’s”: Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is or was contributed to by (or to which there is or was an obligation to contribute to or any other obligation or liability with respect to) any Group Member or any ERISA Affiliate.

“Negative Pledge”: a provision of any document, instrument or agreement (including any governing or organizational document), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person; provided, however, that (x) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge and (y) customary contractual restrictions in a lease relating to the granting of a Lien on the applicable leasehold interest or leased property shall not constitute a Negative Pledge.

“New Zealand Dollars” and “NZD” mean the lawful currency of New Zealand.

“Non-Bank Tax Certificate”: as defined in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender”: as defined in Section 2.15(b).

“Non-Defaulting Lender”: each Lender other than a Defaulting Lender.

“Non-Extension Notice Date”: as defined in Section 3.2(d).

“Non-LIBOR Quoted Currency”: any currency other than a LIBOR Quoted Currency.

“Non-Qualified Asset Subsidiaries”: Subsidiaries of the Borrower that are not Qualified Asset Guarantors.

“Non-Recourse Indebtedness”: with respect to any Person, (a) Indebtedness, or a Guarantee Obligation of Indebtedness, in respect of which recourse for payment (except to the extent of any Customary Non-Recourse Carve-Outs) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or Guarantee Obligation, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness (“Holdco Indebtedness”) of such Single Asset Holding Company resulting from a Guarantee Obligation of, or Lien securing, Indebtedness of a Single

Asset Entity that is a subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) recourse for payment of such Holdco Indebtedness (except for Customary Non-Recourse Carve-Outs) is contractually limited to the Capital Stock held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Capital Stock in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of the such Single Asset Entity.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Normalized Adjusted FFO”: “funds from operations” as defined in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that Normalized Adjusted FFO shall (i) be based on net income after payment of distributions to holders of preferred partnership units in the Borrower and distributions necessary to pay holders of preferred stock of the Company, and (ii) at all times exclude, without duplication, (a) impairment charges, restructuring charges, acquisition related costs and stock based compensation expense and (b) gains or losses from sales of previously depreciated non-real estate assets, non-real estate depreciation, depletion and amortization, amortization of deferred financing costs, amortization of debt discount, amortization of above or below market leases, adjustments for straight line rents, non-cash or extraordinary gains or losses from foreign exchange, non-cash or extraordinary gains or losses from derivative instruments, and other extraordinary or non-recurring charges.

“Obligations”: the collective reference to (a) the Loan Document Obligations, (b) the Specified Swap Obligations and (c) the Specified Cash Management Obligations. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower and any Cash Management Bank or Qualified Counterparty, as applicable, the obligations of any Loan Party under any Specified Cash Management Agreement or Specified Swap Agreement shall be guaranteed pursuant to the Guaranty only to the extent that, and for so long as, the other Obligations are so guaranteed, and (ii) any release of Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent (solely in their capacity as such) of the holders of Specified Cash Management Obligations or Specified Swap Obligations under Specified Swap Agreements.

“OFAC”: the U.S. Department of the Treasury Office of Foreign Assets Control.

“Off-Balance Sheet Obligations”: liabilities and obligations of the Company, any Subsidiary of the Company or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Company would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of a report on Form 10-Q or Form 10-K (or their equivalents) (but, for the avoidance of doubt, excluding operating leases and ordinary course contracts for the purchase of power). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Guarantors”: each Domestic Subsidiary of the Borrower, whether existing on the Closing Date or formed or acquired thereafter, that guarantees the Obligations pursuant to the Guarantee Agreement, other than the Qualified Asset Guarantors.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Outstanding Amount” (i) with respect to Revolving Credit Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Credit Loans occurring on such date; (ii) with respect to Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loan or Swing Line Loans, as applicable, occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unpaid Drawings.

“Overnight Rate”: for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Swing Line Lender or a Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Pari Passu Obligations” means Unsecured Indebtedness (exclusive of the Obligations) of any Loan Party owing to a Person that is not the Company or an Affiliate thereof.

“Participant”: as defined in Section 12.6(c).

“Participant Register”: as defined in Section 12.6(c).

“Participating Member State”: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Payment in Full”: all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document have been paid in full (other than (a) Specified Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank have been made, (b) Specified Swap Obligations as to which arrangements satisfactory to the applicable Qualified Counterparty have been made and (c) any contingent obligations or contingent indemnification obligations not then due or asserted) and all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Letter of Credit Issuer have been made) have expired or been terminated or Cash Collateralized in an amount reasonably acceptable to each applicable Letter of Credit Issuer and all Unpaid Drawings have been reimbursed.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition”: any acquisition, whether by purchase, merger, amalgamation, consolidation or otherwise, of (x) all or substantially all of the assets of any Person, or a business line or unit or a division of any Person, or any parcel of Real Property and improvements thereto, (y) the Capital Stock of any Person such that such Person becomes a Subsidiary; provided that:

(a) no Event of Default shall have occurred and be continuing or would result therefrom;

(b) before and after giving effect thereto, the Company and its Subsidiaries are in compliance on a Pro Forma Basis with the Financial Covenants;

(c) after giving effect thereto, the Company and its Subsidiaries are in compliance on a Pro Forma Basis with Section 8.3;

(d) to the extent any such acquired property or asset (including any asset or property owned by an acquired Person) is to be designated a Qualified Asset and reflected in the Borrowing Base, any such asset or property shall be subject to the satisfaction of all Eligibility Criteria applicable to the relevant category of Qualified Assets, including, for the avoidance of doubt, that such property or asset shall be owned or leased by a Qualified Asset Guarantor (or the Person that owns or leases such property or asset shall become a Qualified Asset Guarantor) and the other conditions set forth in Section 8.17; and

(e) except to the extent such acquired Person would be an Excluded Subsidiary, any such acquired Person, the assets or property of which are not designated as Qualified Assets or reflected in the Borrowing Base, shall become an Other Guarantor.

“Permitted Encumbrances”:

(a) Liens imposed by law for Taxes or other related governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ and other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) Liens arising from judgments or decrees for the payment of money in circumstances that do not constitute an Event of Default under Section 10.1(j);

(d) easements, restrictions, rights-of-way, use restrictions, rights of first refusal and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the applicable Group Member;

(e) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that do not materially detract from the value of the affected property or interfere with the ordinary course of conduct of the business of the applicable Group Member;

(f) Liens affecting title on Real Property that have been fully paid off and satisfied and which remain of record through no fault of the Person that owns such Real Property and that, in any event do not have a material and adverse effect with respect to the use, operations or marketability of the affected Real Property or with respect to the ownership of the affected Real Property, and do not interfere with the ordinary conduct of business of the applicable Group Member; and

(g) rights of lessors under Eligible Ground Leased Assets.

“Permitted Equity Encumbrances”:

(a) Liens and Negative Pledges pursuant to any Loan Document;

(b) Liens imposed by law for Taxes or other related governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP; and

(c) Liens arising from judgments or decrees for the payment of money in circumstances that do not constitute an Event of Default under Section 10.1(j).

“Permitted Holders”: collectively, Ronald W. Burkle, any entities controlled (directly or indirectly) by Ronald W. Burkle, The Yucaipa Companies LLC, any investment funds managed by any of the foregoing Persons or any Affiliates of the foregoing Persons in which greater than 50% of the total voting power normally entitled to vote in the election of directors, managers, trustees, or similar positions, as applicable, is beneficially owned by, directly or indirectly, on a collective basis, the foregoing Persons.

“Permitted Pari Passu Provisions” means provisions that are contained in documentation evidencing or governing Pari Passu Obligations which provisions are the result of (a) limitations on the ability of the Borrower or a Subsidiary to make Restricted Payments or transfer property to the Borrower or any Loan Party which limitations are not, taken as a whole, materially more restrictive than those contained in this Agreement, (b) limitations on the creation of any Lien on any assets of a Person that are not, taken as a whole, materially more restrictive than those contained in this Agreement or any other Loan Document or (c) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that the Obligations are secured.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 8.2.

“Private Lenders”: Lenders that wish to receive Private-Side Information.

“Private-Side Information”: any information with respect to the Company and its Subsidiaries that is not Public-Side Information.

“Pro Forma Balance Sheet”: as defined in Section 6.1.

“Pro Forma Balance Sheet Date”: as defined in Section 6.1.

“Pro Forma Basis”: with respect to the calculation of the Financial Covenants or otherwise for purposes of determining the Total Leverage Ratio, EBITDA or Interest Expense as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other Dispositions of any material assets outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the then-applicable Reference Period as if they occurred on the first day of such Reference Period (including any reasonably identifiable and factually supportable cost savings (including synergies, operating expense reductions and other operating improvements) certified by a Responsible Officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following any Permitted Acquisition, any Disposition of any material assets outside the ordinary course of business, any operational change or any operational initiative (including, to the extent applicable, arising from the Transactions), net of the amount of any actual benefits realized during such Reference Period; provided that (x) the aggregate amount of any increase in EBITDA in respect of such cost savings made in reliance on this definition for any Reference Period shall not exceed 10% of EBITDA for such Reference Period (calculated prior giving effect to such increase) and (y) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 12 months following such transaction shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Pro Forma Closing Date Compliance Certificate”: has the meaning specified in Section 7.1(n).

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code.

“Properties”: as defined in Section 6.15(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders”: Lenders that do not wish to receive Private-Side Information.

“Public-Side Information”: information that is either (a) available to all holders of Traded Securities of the Company, the Borrower and their respective Subsidiaries or (b) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Qualified Asset”: any Eligible Owned Asset or Eligible Ground Leased Asset, in each case which shall be initially listed as of the Closing Date on Schedule 1.1B, plus any property or asset which subsequently becomes a Qualified Asset in accordance with Section 8.17, but excluding (i) any Qualified Asset which is removed by the Administrative Agent in accordance with Section 8.16 or (ii) any Qualified Asset which is released in accordance with Section 8.15.

“Qualified Asset Guarantors”: each Wholly-Owned Domestic Subsidiary of the Borrower, whether existing on the Closing Date or formed or acquired thereafter, that guarantees the Obligations pursuant to the Guarantee Agreement and that either owns or leases a Qualified Asset located in the United States or has a Wholly-Owned Foreign Subsidiary that owns or leases a Qualified Asset located in a Specified Jurisdiction. To the extent that all of the Qualified Assets owned or leased by any such Wholly-Owned Domestic Subsidiary and/or by its Wholly-Owned Foreign Subsidiary are removed or released from the Borrowing Base pursuant to Section 8.15 or Section 8.16 of this Agreement, such Subsidiary shall no longer be deemed to be a Qualified Asset Guarantor for the purposes of this Agreement.

“Qualified Asset Owners”: each Wholly-Owned, direct Foreign Subsidiary of a Qualified Asset Guarantor that either owns or leases a Qualified Asset located in a Specified Jurisdiction.

“Qualified Counterparty”: with respect to any Swap Agreement entered into by the Borrower or any of its Subsidiaries, any counterparty thereto that (a) is the Administrative Agent, the Bookrunner, a Lead Arranger or any Affiliate of the foregoing, (b) at the time it entered into such Swap Agreement with the Borrower or any of its Subsidiaries, was the Administrative Agent, the Bookrunner, a Lead Arranger or an Affiliate of the foregoing, (c) with respect to any such Swap Agreement entered into on or prior to the Closing Date, is a Lender or an Affiliate of a Lender on the Closing Date and (d) with respect to any such Swap Agreement entered into after the Closing Date, is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Qualified ECP Guarantor”: in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation and each other Loan Party that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by guaranteeing or entering into a keepwell in respect of obligations of such other person under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified JV Debt”: Indebtedness of an Unconsolidated Affiliate that is secured by cash collateral provided by the holders of Capital Stock in such Unconsolidated Affiliate.

“Rate Determination Date”: two (2) Business Days prior to the commencement of an Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower).

“Ratings-Based Applicable Margin”: as defined in the definition of “Applicable Margin”.

“Real Property”: collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Group Member, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recipient”: (a) the Administrative Agent, (b) any Letter of Credit Issuer, (c) any Lender and (d) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.

“Recourse Indebtedness”: with respect to any Person, Indebtedness of such Person other than Non-Recourse Indebtedness of such Person and Indebtedness under the Loan Documents.

“Reference Period”: in effect at any time, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable.

“Register”: as defined in Section 12.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Date”: as defined in Section 3.4(a).

“Reimbursement Obligations”: the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“REIT”: as defined in Section 6.9.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Release Conditions”: as defined in Section 8.15.

“Release Request”: as defined in Section 8.15.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under applicable regulations, with respect to a Pension Plan.

“Required Lenders”: at any time, the Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate Revolving Credit Exposure, unused Commitments and outstanding principal amount of the Term Loans of Lenders that are not Defaulting Lenders at such time; provided, that the amount of any participation in any Swing Line Loan and unreimbursed amounts owed to any Letter of Credit Issuer that any Defaulting Lender has failed to fund that have not been reallocated and funded by another Lender shall be deemed to be held by the Swing Line Lender (in the case of a Swing Line Loan) or the applicable Letter of Credit Issuer (in the case of unreimbursed amounts owed to such Letter of Credit Issuer) in making such determination.

“Required Revolving Credit Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate Revolving Credit Exposure and unused Revolving Credit Commitments of Lenders that are not Defaulting Lenders at such time; provided, that the amount of any participation in any Swing Line Loan and unreimbursed amounts owed to any Letter of Credit Issuer that any Defaulting Lender has failed to fund that have not been reallocated and funded by another Lender shall be deemed to be held by the Swing Line Lender (in the case of a Swing Line Loan) or the applicable Letter of Credit Issuer (in the case of unreimbursed amounts owed to such Letter of Credit Issuer) in making such determination.

“Required Term Loan Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate principal amount of Term Loans of Lenders that are not Defaulting Lenders outstanding at such time.

“Required Tranche Lenders”: at any time, with respect to matters relating to Alternative Currency Commitments and Alternative Currency Tranche Loans only or Dollar Tranche Commitments and Dollar Tranche Loans only, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate amount of (a) all Alternative Currency Tranche Loans and unused Alternative Currency Commitments or (b) all Dollar Tranche Loans and unused Dollar Tranche Commitments, as the case may be, of Lenders that are not Defaulting Lenders at such time; provided that in the case of Dollar Tranche Commitments and Dollar Tranche Loans, the amount of any participation in any Swing Line Loan and unreimbursed amounts owed to any Letter of Credit Issuer that any Defaulting Lender has failed to fund that have not been reallocated and funded by another Dollar Tranche Lender shall be deemed to be held by the Swing Line Lender (in the case of a Swing Line Loan) or the applicable Letter of Credit Issuer (in the case of unreimbursed amounts owed to such Letter of Credit Issuer) in making such determination.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date”: as defined in Section 11.19.

“Responsible Officer”: (i) the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, any Senior Vice President, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of the Company, the Borrower or any other Loan Party designated as such in writing to the Administrative Agent by the Company, the Borrower or any other Loan Party, as applicable, but in any event, with respect to financial matters, a Financial Officer of the applicable Loan Party, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 7.1, the secretary or any assistant secretary of a Loan Party and (iii) solely for purposes of notices given pursuant to Article II and Article III, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments”: as defined in Section 9.5.

“Revaluation Date”: (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.2, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by a Letter of Credit Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the applicable Letter of Credit Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Commitment”: with respect to each Revolving Credit Lender (to the extent applicable), its Dollar Tranche Commitment and/or its Alternative Currency Commitment, as the context may require.

“Revolving Credit Commitment Percentage”: with respect to any Lender at any time, subject to adjustment as provided in Section 2.16, (i) with respect to matters relating to Alternative Currency Commitments and/or Alternative Currency Tranche Loans only, a fraction (expressed as a percentage, carried out to the ninth decimal place) the numerator of which is such Lender’s Alternative Currency Commitment at such time and the denominator of which is the amount of the Alternative Currency Tranche at such time, (ii) with respect to matters relating to Dollar Tranche Commitments and Dollar Tranche Loans (including L/C Obligations and Swing Line Loans) only, a fraction (expressed as a percentage, carried out to the ninth decimal place) the numerator of which is such Lender’s Dollar Tranche Commitment at such time and the denominator of which is the amount of the Dollar Tranche at such time a fraction (expressed as a percentage, carried out to the ninth decimal place) and (iii) in all other cases, the numerator of which is such Lender’s Revolving Credit Commitment (including, for the avoidance of doubt, both any Dollar Tranche Commitment and any Alternative Currency Commitment of such Lender) at such time and the denominator of which is the amount of the Total Revolving Credit Commitment at such time; provided that if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each Letter of Credit Issuer to make L/C

Credit Extensions have been terminated pursuant to Section 10.1 or if the Total Revolving Credit Commitments have expired, then the Revolving Credit Commitment Percentage of each Lender shall be determined based on the Revolving Credit Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Revolving Credit Commitment Percentages of each Lender are set forth opposite the name of such Lender on Schedule 1.1A or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of the aggregate Outstanding Amount of (a) all Revolving Credit Loans of such Lender at such time, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s participation in Swing Line Loans at such time.

“Revolving Credit Extension Request”: as defined in Section 2.14(h)(ii).

“Revolving Credit Lender”: at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan”: a Dollar Tranche Loan and/or an Alternative Currency Tranche Loan, as the context may require.

“Revolving Credit Termination Date”: the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the L/C Obligations shall have been reduced to zero or Cash Collateralized.

“Revolving Loan Extension Notice”: as defined in Section 2.17(a).

“Revolving Loan Maturity Date”: initially, January 23, 2021 (such date, the “Initial Revolving Loan Maturity Date”), or, upon extension of the Initial Revolving Loan Maturity Date in accordance with Section 2.17, January 23, 2022.

“S&P”: S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Same Day Funds”: (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country”: at any time, a country, region or territory which is, or the government of which is, the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person that is the subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the European Union, the United Nations or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country, (c) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law or (d) any Person owned or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the European Union, the United Nations, Her Majesty’s Treasury and sanctions under other similar Requirements of Law of other jurisdictions in which a Person conducts its business.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Indebtedness”: with respect to any Person, all Indebtedness of such Person that is secured by a Lien.

“Secured Recourse Indebtedness”: with respect to any Person, all Recourse Indebtedness of such Person that constitutes Secured Indebtedness.

“Securities”: any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Shareholders’ Equity”: as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of that date determined in accordance with GAAP.

“Single Asset Entity”: a Person (other than an individual) that (a) only owns a single real property and/or cash and other assets of nominal value incidental to such Person’s ownership of such real property; (b) is engaged only in the business of owning, developing and/or leasing such real property and activities incidental thereto; and (c) receives substantially all of its gross revenues from such real property. In addition, if the assets of a Person consist solely of (i) Capital Stock in one or more other Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company”: as defined in the definition of “Single Asset Entity”.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (determined on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as contemplated on the date hereof, and (d) such Person will be able to pay its debts as they mature in the ordinary course.

“Special Notice Currency”: at any time, an Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Cash Management Agreement”: any Cash Management Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank, which is specified in a Designation Notice delivered to the Administrative Agent by such Cash Management Bank and acknowledged in writing by the Borrower, as constituting a Specified Cash Management Agreement hereunder.

“Specified Cash Management Obligations”: all obligations of any Loan Party (whether absolute or contingent and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), as applicable, under any Specified Cash Management Agreement.

“Specified Jurisdiction”: each of the United States, Canada, Australia and New Zealand, together with such other jurisdictions as may be agreed to by the Administrative Agent and the Required Lenders.

“Specified Swap Agreement”: any Swap Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Qualified Counterparty, which is specified in a Designation Notice delivered to the Administrative Agent by such Qualified Counterparty and acknowledged in writing by the Borrower, as constituting a Specified Swap Agreement hereunder. For purposes of the preceding sentence, one Designation Notice designating all Swap Agreements entered into pursuant to a specified Master Agreement as “Specified Swap Agreements” may be delivered to the Administrative Agent.

“Specified Swap Obligations”: all obligations of any Loan Party (whether absolute or contingent and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), as applicable, under any Specified Swap Agreement; provided that, in the case of any Excluded Swap Guarantor, “Specified Swap Obligations” shall not include any Excluded Swap Obligations of such Excluded Swap Guarantor.

“Spot Rate”: for a currency, the rate determined by the Administrative Agent or a Letter of Credit Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Letter of Credit Issuer may obtain such spot rate from another financial institution or by reference to such other publicly available service for displaying exchange rates as may be designated by the Administrative Agent or such Letter of

Credit Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Letter of Credit Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Stabilized Property”: has the meaning specified in the definition of “Development Property”.

“Stated Amount”: with respect to any Letter of Credit, the Dollar Equivalent of the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of their respective Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar agreements between the parties to such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing”: a borrowing of a Swing Line Loan pursuant to Section 2.3.

“Swing Line Lender”: Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan”: as defined in Section 2.3(a).

“Swing Line Loan Notice”: a notice of a Swing Line Borrowing pursuant to Section 2.2(b), which shall be substantially in the form of Exhibit G-2 or such other form as reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Participation”: as defined in Section 2.3(a).

“Swing Line Sublimit”: an amount equal to the lesser of (a) $25,000,000 and (b) the Total Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Credit Commitments.

“Syndication Agents”: JPMorgan Chase Bank, N.A., Royal Bank of Canada and Coöperatieve Rabobank U.A., New York Branch, each in its capacity as a syndication agent under this Agreement.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Term Lender’s name on Schedule 1.1A under the caption “Term Commitment”.

“Term Lender”: a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan”: an advance made by any Term Lender under the Term Loan Facility, including an advance made in connection with any Incremental Term Loan Increase or an Additional TL Tranche, in each case made pursuant to and in accordance with this Agreement.

“Term Loan Facility”: at any time, the aggregate Outstanding Amount of all Term Loans of all Term Lenders at such time. The Term Loan Facility on the Closing Date is $475,000,000.

“Term Loan Maturity Date”: January 23, 2023, and, with respect to any Additional TL Tranche, subject to Section 2.15(a), the date set forth in the Additional TL Tranche Documents with respect thereto as the “Maturity Date” for such Additional TL Tranche or, if such Additional TL Tranche Documents fail to specify a “Maturity Date”, the Maturity Date shall be the latest Maturity Date (giving effect to any available extension options) of any then existing Facility.

“Total Asset Value”: at any time, without duplication, the sum of (a) with respect to Real Property that is owned or ground leased by the Borrower or any Subsidiary and used in a business permitted under Section 8.3, the sum of the Eligible Values at such time of each such Real Property, (b) with respect to each operating asset owned or leased by the Borrower or any Subsidiary and used in a business permitted under Section 8.3, the sum of the portion of EBITDA attributable to each such asset for the most recently ended Reference Period multiplied by (x) with respect to any limestone quarry operating asset, 6.0, or (y) with respect to any other operating asset, 8.0; provided, however, that for the purposes of calculating Total Asset Value, with respect to (1) any operating asset or Real Property acquired after the Closing Date, such asset or Real Property shall be valued at the purchase price paid for such asset or Real Property for the first 12 months following the date of acquisition thereof (and thereafter, valued in accordance with clause (a) or (b) above, as applicable) and (2) any Development Property until such Development Property becomes a Stabilized Property, such Development Property shall be valued at the lesser of (x) cost or (y) market value in accordance with GAAP (and once such Development Property becomes a Stabilized Property, valued in accordance with clause (a) above) and (c) with respect to any business managed by the Borrower or any Subsidiary and any business operated by the Borrower or any Subsidiary as part of such Person’s transportation business segment, in each case, to the extent such business is permitted under Section 8.3, the sum of the portion of EBITDA attributable to each such business for the most recently ended Reference Period multiplied by 8.0.

“Total Extensions of Credit”: at any time, the sum of (a) the aggregate Outstanding Amount of Loans at such time and (b) the aggregate Outstanding Amount of L/C Obligations at such time.

“Total Indebtedness”: without duplication, all Indebtedness of the Company, the Borrower and their consolidated Subsidiaries.

“Total Leverage Ratio”: as of the last day of any Reference Period, the ratio of (a) Total Indebtedness on such day to (b) Total Asset Value for such Reference Period.

“Total Revolving Credit Commitment”: the sum of the Revolving Credit Commitments of all the Lenders. On the Closing Date, the Total Revolving Credit Commitment is $800,000,000.

“Total Unsecured Indebtedness”: without duplication, the portion of Total Indebtedness that is not Secured Indebtedness (including all Indebtedness arising under the Facilities).

“Traded Securities”: any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

“Tranche” means, with respect to a Revolving Credit Loan, its character as a Dollar Tranche Loan or an Alternative Currency Tranche Loan.

“Transaction Costs”: all fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by the Borrower and each Loan Party of the Loan Documents (including this Agreement), the borrowing of the Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder , (b) the repayment in full of all obligations under the Existing Credit Agreement, the termination of all commitments to lend thereunder and the termination and release of all Guarantee Obligations and Liens in respect thereof and (c) the payment of the Transaction Costs.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unconsolidated Affiliate”: in respect of any Person, any other Person in whom such Person holds an investment in Capital Stock, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

“United States”: the United States of America.

“Unpaid Drawing”: as defined in Section 3.4(a).

“Unused Fee”: as defined in Section 4.1(a).

“Unused Fee Rate”: with respect to any day, the per annum fee rate set forth opposite the Revolver Usage for such day in the following pricing grid:

Pricing Level	Revolver Usage	Unused Fee Rate
Category 1	> 50%	0.25%
Category 2	< 50%	0.35%

For purposes hereof, “Revolver Usage” means, with respect to any day, (a) with respect to the Alternative Currency Tranche Lenders, the ratio (expressed as a percentage) of (i) the Outstanding Amount of all Alternative Currency Tranche Loans on such day to (ii) the Alternative Currency Tranche in effect on such day and (b) with respect to the Dollar Tranche Lenders, the ratio (expressed as a percentage) of (i) the sum of the Outstanding Amount of (x) all Dollar Tranche Loans and (y) all L/C Obligations at such time to (ii) the Dollar Tranche in effect on such day. For the avoidance of doubt, the aggregate outstanding amount of Swing Line Loans shall not be counted towards or considered usage of the Dollar Tranche for purposes of determining “Revolver Usage.”

“U.S. Person”: any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly-Owned”: with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than director’s qualifying shares and nominal holdings) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party, the Administrative Agent and, in the case of any U.S. Federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in any Loan Document, shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, Schedule and Exhibit references are to the Loan Document in which such references appear unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) Unless the context requires otherwise and except as otherwise expressly provided herein, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended, refinanced, replaced, renewed, increased or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements, extensions, refinancings, replacements, renewals, increases or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(f) All references to “knowledge” or “awareness” of any Loan Party or any Subsidiary thereof are to the actual knowledge of a Responsible Officer of such Loan Party or such Subsidiary.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of one or more limited liability companies (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.3. Classifications of Loans. For purposes of this Agreement, Loans and Commitments may be classified and referred to by Class (e.g., a “Revolving Credit Loan” or “Term Loan”) or by Type (e.g., a “Base Rate Loan” or “Eurocurrency Loan”).

Section 1.4. Accounting Terms; GAAP.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Company and its consolidated Subsidiaries delivered pursuant to Section 7.1(b), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Company and its consolidated Subsidiaries delivered pursuant to Section 7.1(b) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.5. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or any sale, transfer or other Disposition of any material assets outside the ordinary course of business occurs, or any operational change or operational initiative is commenced, for purposes of determining compliance with the Financial Covenants or otherwise for purposes of determining the Total Leverage Ratio, EBITDA and Interest Expense, calculations with respect to such period shall be made on a Pro Forma Basis.

Section 1.6. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.7. Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.8. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.9. Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the applicable Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Letter of Credit Issuer, as applicable. For the avoidance of doubt, for purposes of financial statements delivered hereunder and calculating financial covenants hereunder, the applicable amount of any currency (other than Dollars) shall be determined in accordance with GAAP.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

Section 1.10. Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Alternative Currency Tranche Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Letter of Credit Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Eurocurrency Loan or L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Letter of Credit Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Alternative Currency Tranche Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the each Letter of Credit Issuer thereof. Each Alternative Currency Tranche Lender (in the case of any such request pertaining to Eurocurrency Loans) or the applicable Letter of Credit Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by an Alternative Currency Tranche Lender or a Letter of Credit Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Letter of Credit Issuer, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Alternative Currency Tranche Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Loans; and if the Administrative Agent and any Letter of Credit Issuer consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Letter of Credit Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower.

Section 1.11. Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.1. Commitments.

(a) The Term Loan Facility. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans denominated in Dollars (each, a “Term Loan”) to the Borrower on the Closing Date, which Term Loans shall not exceed for any such Lender the Term Loan Commitment of such Lender and in the aggregate shall not exceed $475,000,000. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, Base Rate Loans or Eurocurrency Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (ii) may be repaid or prepaid (without premium or penalty) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(b) The Total Revolving Credit Commitment.

(i) Dollar Tranche Loans. Subject to and upon the terms and conditions herein set forth, each Dollar Tranche Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower (each such loan, a “Dollar Tranche Loan”) in an aggregate Outstanding Amount not to exceed at any time the amount of such Revolving Credit Lender’s Dollar Tranche Commitment; provided that (x) any of the foregoing such Dollar Tranche Loans (1) shall be made at any time and from time to time during the Availability Period, (2) may, at the option of the Borrower be incurred and maintained as, and/or converted into, Base Rate Loans or Eurocurrency Loans that are Dollar Tranche Loans as further provided herein; provided that all Dollar Tranche Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Dollar Tranche Loans of the same Type, (3) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (4) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s (A) Revolving Credit Exposure at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment at such time or (B) Dollar Tranche Exposure at such time exceeding such Revolving Credit Lender’s Dollar Tranche Commitment at such time and (5) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ (A) Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or (B) Dollar Tranche Exposures at such time exceeding the amount of the Dollar Tranche then in effect, and (y) after giving effect to any such Dollar Tranche Loans, Availability shall be greater than or equal to $0.

(ii) Alternative Currency Tranche Loans. Subject to and upon the terms and conditions herein set forth, each Alternative Currency Tranche Lender severally agrees to make Alternative Currency Tranche Loans denominated in Dollars or in one or more Alternative Currencies to the Borrower (each such loan, a “Alternative Currency Tranche Loan”) in an aggregate Outstanding Amount not to exceed at any time the amount of such Revolving Credit Lender’s Alternative Currency Commitment; provided that (x) any of the foregoing such Alternative Currency Tranche Loans (1) shall be made at any time and from time to time during the Availability Period, (2) may, at the option of the Borrower be incurred and maintained as, and/or converted into, Base Rate Loans or Eurocurrency Loans that are Alternative Currency Tranche Loans as further provided herein; provided that all Alternative Currency Tranche Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Alternative Currency Tranche Loans of the same Type and currency, (3) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (4) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment at such time, (5) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (6) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate Outstanding Amount of Alternative Currency Tranche Loans exceeding the amount of the Alternative Currency Tranche at such time, and (y) after giving effect to any such Alternative Currency Tranche Loans, Availability shall be greater than or equal to $0.

Section 2.2. Borrowings, Continuations and Conversions of Loans.

(a) Each Borrowing of Term Loans and Revolving Credit Loans, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in Dollars or of any conversion of Eurocurrency Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in Dollars or (ii) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three Business Days before the requested date of such Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in Dollars, or (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. The aggregate principal amount of each Borrowing of, conversion to or continuation of Eurocurrency Loans, and of each Borrowing of or conversion to Base Rate Loans, shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loan and in a multiple of $500,000 in excess thereof (except as provided in Sections 2.3(c), 3.3 and 3.4). Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing of Term Loans or Revolving Credit Loans, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the Tranche and currency of any Revolving Credit Loans to be borrowed, converted or continued. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to specify a Type of Loan in a Committed Loan Notice requesting a Borrowing or continuation of Loans denominated in an Alternative Currency or a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be made as Eurocurrency Loans in their requested currency or continued as Eurocurrency Loans in their original currency, as the case may be, with an Interest Period of one month. If the Borrower fails to specify a Tranche in a Committed Loan Notice requesting a Borrowing of Revolving Credit Loans, then the applicable Loans shall be made as Dollar Tranche Loans if the request specifies Dollars (or does not specify a currency), and as Alternative Currency Tranche Loans if the request specifies an Alternative Currency or if no unused Dollar Tranche Commitments exist. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency or in a different Tranche, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency or reborrowed in a different Tranche to the extent permitted herein.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and, in the case of a request with respect to an Alternative Currency Tranche Loan, the currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base

Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing of Term Loans or Revolving Credit Loans, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 7.2 (and, if such Borrowing is the initial Borrowing, Section 7.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan (whether in Dollars or any Alternative Currency). During the existence of a Default, (i) upon the request of the Required Lenders, no Loans denominated in Dollars may be requested as, converted to or continued as Eurocurrency Loans, and (ii) upon the request of the Required Tranche Lenders, Loans denominated in an Alternative Currency shall only be requested as or continued as Eurocurrency Loans with an Interest Period of one month.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Loans upon determination of such interest rate.

(e) More than one Borrowing may be incurred on any date; provided that after giving effect to all Borrowings of Term Loans and Revolving Credit Loans, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to the Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrower.

(h) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

Section 2.3. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the Dollar Tranche Lenders set forth in this Section 2.3, may in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time the amount of the Swing Line Sublimit; provided that, (x) after giving effect to any Swing Line Loan, (i) the Revolving Credit Commitment Percentage of the aggregate Outstanding Amount of Revolving Credit Loans and L/C Obligations of such Lender acting as a Swing Line Lender plus the aggregate outstanding principal amount of all Swing Line Loans made by such Swing Line Lender shall not exceed the amount of such Lender’s Revolving Credit Commitment, (ii) the aggregate Revolving Credit Exposure of all Lenders shall not exceed the Total Revolving Credit Commitments, (iii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, (iv) the aggregate Dollar Tranche Exposure of all Revolving Credit Lenders’ shall not exceed the amount of the Dollar Tranche, (v) the Dollar Tranche Exposure of any Lender shall not exceed such Lender’s Dollar Tranche Commitment and (vi) Availability shall be greater than or equal to $0, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Swing Line Loan may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.3, prepay under Section 5.1, and reborrow under this Section 2.3. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Dollar Tranche Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan (each a “Swing Line Participation”) in an amount equal to the product of such Dollar Tranche Lender’s Revolving Credit Commitment Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line

Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Dollar Tranche Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.3(a), or (B) that one or more of the applicable conditions specified in Article VII is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in Same Day Funds or, if requested in the Swing Line Loan Notice delivered to the Swing Line Lender, by transfer of Same Day Funds to a bank specified by the Borrower for credit to an account at such bank specified by the Borrower in such Swing Line Loan Notice.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Dollar Tranche Lender make a Base Rate Loan in an amount equal to such Dollar Tranche Lender’s Revolving Credit Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the Minimum Borrowing Amount, but subject to the unutilized portion of the Total Revolving Credit Commitments and the conditions set forth in Section 7.2. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Dollar Tranche Lender shall make an amount equal to its Revolving Credit Commitment Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.3(c)(ii), each Dollar Tranche Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Credit Loans in accordance with Section 2.3(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Dollar Tranche Lenders fund its risk participation in the relevant Swing Line Loan and each Dollar Tranche Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.3(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Dollar Tranche Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Dollar Tranche Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(i), the Swing Line Lender shall be entitled to recover from such Dollar Tranche Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Dollar Tranche Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Dollar Tranche Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Dollar Tranche Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Dollar Tranche Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 7.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Dollar Tranche Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Dollar Tranche Lender its Revolving Credit Commitment Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 12.7(c) (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Dollar Tranche Lender shall pay to the Swing Line Lender its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Dollar Tranche Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Dollar Tranche Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.3 to refinance such Dollar Tranche Lender’s Revolving Credit Commitment Percentage of any Swing Line Loan, interest in respect of such Revolving Credit Commitment Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.4. Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing in accordance with, and at the time required by, Section 2.2, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, then the Administrative Agent shall be entitled to recover from the applicable Lender and such Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from the date such amount was made available by the Administrative Agent to the Borrower to the date of such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars and in immediately available funds with interest thereon, for each day from the date such amount was made available by the Administrative Agent to the Borrower to the date of such corresponding amount is recovered by the Administrative Agent, at the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Letter of Credit Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Letter of Credit Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or such Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such applicable Lender or such Letter of Credit Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate.

(c) Notice. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under clause (a) or (b) shall be conclusive, absent manifest error.

(g) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article VII are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.

(i) The obligations of the Lenders hereunder to make Revolving Credit Loans and Term Loans, to fund participations in Letters of Credit and Swing Line Loans, and to make payments pursuant to Sections 5.4(g) and 11.7 are several and not joint. The failure of any Lender to make any Revolving Credit Loan or Term Loan, to fund any such participation, to make any such purchase or to make any payment under Sections 5.4(g) and 11.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Credit Loan or Term Loan, to purchase its participation, or to make its payment under Sections 5.4(g) and 11.7.

(ii) Nothing in this Section 2.4, including any payment by the Borrower, shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.5. Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Term Loan Maturity Date, the then-outstanding Term Loans.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Loan Maturity Date, the then-outstanding Revolving Credit Loans.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Revolving Loan Maturity Date.

Section 2.6. Evidence of Debt.

(a) The Loans and other extensions of credit made by each Lender to the Borrower shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The entries made in the Register and the accounts or records maintained by the Administrative Agent and each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) The Borrower hereby agrees that, upon request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent), at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit E or Exhibit F, as applicable, which shall evidence the Term Loans and/or Revolving Credit Loans, respectively, owing to such Lender in addition to the accounts or records described in clause (a). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(c) In addition to the accounts and records referred to in clause (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.7. [Reserved].

Section 2.8. Interest.

(a) Subject to the provisions of paragraph (c) below, the unpaid principal amount of each Base Rate Loan (including any Swing Line Loan) shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Base Rate Loans plus the Base Rate, in each case, in effect from time to time.

(b) Subject to the provisions of paragraph (c) below, the unpaid principal amount of each Eurocurrency Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Eurocurrency Loans plus the relevant Eurocurrency Rate.

(c) (i) While any Event of Default arising under Section 10.1(a)(i) or (h) exists the principal amount of all outstanding Obligations hereunder shall bear interest at a fluctuating rate per annum (the “Default Rate”) that is (x) in the case of any Loan, the rate that would otherwise be applicable thereto plus 2.00%, (y) in the case of Letter of Credit Fees, a rate equal to the Applicable Margin then applicable to Letter of Credit Fees plus 2.00% and (z) in the case of any other Obligations, including interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00%.

(ii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (c)(i) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurocurrency Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid) in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

Section 2.9. LIBOR Successor Rate. (a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.9, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and, notwithstanding anything to the contrary in Section 12.1(a)(iv), any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b) If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

As used above:

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

Section 2.10. Increased Costs, Illegality, Etc.

(a) In the event that (w) in the case of clause (i)(A) and (B) below, the Administrative Agent, (x) in the case of clause (i)(C) below, the Administrative Agent or the Required Lenders, (y) in the case of clauses (ii) below, the Required Term Loan Lenders (with respect to Term Loans) or the Required Revolving Credit Lenders (with respect to Revolving Credit Commitments) and (z) in the case of clause (iii) below, any Lender, shall have reasonably determined (in each case, which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurocurrency Rate for any Interest Period that (A) deposits in the principal amounts and currencies of the Loans comprising such Borrowing of Eurocurrency Loans are not generally available in the relevant market, (B) adequate and reasonable means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “Eurocurrency Rate” or (C) for any reason the Eurocurrency Rate for any requested Interest Period with respect to such proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan; or

(ii) at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurocurrency Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) because of any Change in Law; or

(iii) in good faith that any law, governmental rule, regulation, guideline or order (in each case whether or not having the force of law) has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market;

(such Loans, “Impacted Loans”), then, and in any such event, such Lender, Required Lenders, Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable (or the Administrative Agent, in the case of clause (i)(A) or (B) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, (1) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods) and (2) in the event of such a determination with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Committed Loan Notice given by the Borrower with respect to Eurocurrency Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts necessary to compensate such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of clause (iii) above, (1) the obligation of such Lender to make, maintain, fund or charge interest with respect to any affected Eurocurrency Loans, to continue any affected Eurocurrency Loans or, in the case of

Eurocurrency Loans in Dollars, to convert Base Rate Loans to Eurocurrency Loans shall be suspended and (2) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and the Borrower shall take the actions specified in clause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(A), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (A) of Section 2.10(a)(i), (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b) At any time that any Eurocurrency Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurocurrency Loan affected pursuant to Section 2.10(a)(iii) shall) (x) if a Committed Loan Notice with respect to an affected Eurocurrency Loan has been submitted pursuant to Section 2.2 but the affected Eurocurrency Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if an affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ notice (or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loan) to the Administrative Agent, prepay or, if any such Eurocurrency Loan is denominated in Dollars, require the affected Lender to convert each such Eurocurrency Loan denominated in Dollars into a Base Rate Loan (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate); provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c) If any Lender or Letter of Credit Issuer determines that any Change in Law relating to capital adequacy or liquidity of such Lender or Letter of Credit Issuer or any Lending Office of such Lender or compliance by any Lender or Letter of Credit Issuer or such Lender’s or Letter of Credit Issuer’s parent with any Change in Law relating to capital adequacy or liquidity has or would have the effect of reducing the actual rate of return on such Lender’s, such Letter of Credit Issuer’s or such Lender’s or Letter of Credit Issuer’s parent’s or Affiliate’s capital or assets as a consequence of this Agreement, such Lender’s commitments, Loans, participations in Letters of Credit, Swing Line Loans or other obligations hereunder or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender, such Letter of Credit Issuer or such Lender’s or Letter of Credit Issuer’s parent or Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies or the policies of such Lender’s or Letter of Credit Issuer’s parent or Affiliate with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or Letter of Credit Issuer or its parent or Affiliate, as the case may be, such actual additional amount or amounts as will compensate such Lender or Letter of Credit Issuer or such Lender’s or Letter of Credit Issuer’s parent for such actual reduction, it being understood and agreed, however, no Lender or Letter of Credit Issuer shall seek compensation under this Section 2.10(c) based on the occurrence of a Change in Law unless such Lender or Letter of Credit Issuer (in such Lender’s or Letter of Credit Issuer’s reasonable determination) is generally seeking compensation from other borrowers in the unsecured REIT loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers (but not necessarily all such borrowers) having provisions similar to this Section 2.10(c); provided that in no event shall any Lender or Letter of Credit Issuer be required to disclose information of other customers. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case, shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(e) Each party’s obligations under this Section 2.10 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Letter of Credit Issuer, termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 2.11. Compensation. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate each Lender for and hold each Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Eurocurrency Loan on a day other than the last day of the Interest Period for such Eurocurrency Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, (c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or (d) any assignment of a Eurocurrency Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.15, including any losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred, including by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurocurrency Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.11, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. The agreements in this Section 2.11 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Letter of Credit Issuer, termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 2.12. Change of Lending Office. Each Lender may make any Loans, L/C Credit Extensions and other extensions of credit to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender (including, for the avoidance of doubt, the requirement to pay any Indemnified Taxes or additional amounts to any Recipient pursuant to such sections), it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its Lending Office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Letter of Credit Issuer in connection with any such designation or assignment. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

Section 2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14. Increase in Facilities.

(a) Request for Increase. Upon written notice to the Administrative Agent, the Borrower may from time to time, request an increase in the aggregate amount of the Facilities to an amount not exceeding $1,675,000,000 in the aggregate after giving effect to such increase by requesting an increase in the Total Revolving Credit Commitment (each such increase, an “Incremental Revolving Increase”), requesting an increase in the Term Loan Facility (each such increase, an “Incremental Term Loan Increase”) or establishing a new (or increasing an existing) tranche of pari passu term loans (each an “Additional TL Tranche”; each Additional TL Tranche, Incremental Revolving Increase, and Incremental Term Loan Increase are collectively referred to as “Incremental Facilities”); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 or any lesser amount if such amount represents all remaining availability under the aggregate limit in respect of the increases set forth above (or such lesser amount as the Borrower and the Administrative Agent may agree), (ii) all Incremental Revolving Increases and Incremental Term Loan Increases shall be on the same terms as the Class of and, if applicable, the Tranche of, the Facilities being increased, and (iii) all incremental commitments and loans provided as part of an Additional TL Tranche shall be on terms agreed to by the Borrower and the Lenders providing such Additional TL Tranche; provided, that (x) the final maturity date therefor may not be earlier than the latest maturity date (including any extension option) of any then existing Facility and (y) if the terms of such Additional TL Tranche (other than final maturity) are not the same as the terms of the Term Loan or a then existing Additional TL Tranche, such new Additional TL Tranche shall be on terms reasonably acceptable to the Administrative Agent and the Lenders providing such Additional TL Tranche. The Borrower may approach any Lender or any Person that meets the requirements to be an Assignee under Section 12.6(b)(i) and (ii)(B) to provide all or a portion of the requested increase; provided that (x) any Lender offered or approached to provide all or a portion of the requested increase may elect or decline, in its sole discretion, to provide all or a portion of such increase, (y) no Person approached shall become a Lender without the written consent of the Administrative Agent, the Letter of Credit Issuers and the Swing Line Lender, in each case, if required pursuant to Section 12.6(b) and (z) the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any portion of a requested increase. At the time of sending its notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and other Person approached by the Borrower is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).

(b) Elections to Increase. Each Lender and other Person approached by the Borrower shall notify the Administrative Agent within the specified time period whether or not it agrees to provide all or a portion of such increase and, if so, the amount of such requested increase that it proposes to provide. Any Lender not responding within such time period shall be deemed to have declined to provide any portion of the requested increase. Any Person providing any portion of the requested increase that is not an existing Lender shall become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (each, a “Joinder Agreement”). The Administrative Agent shall promptly notify the Borrower and each Lender of the responses to each request made hereunder.

(c) Effective Date and Allocations. If the Facilities are increased pursuant to an Incremental Facility in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility and promptly notify the Lenders thereof and, (x) in the case of an Incremental Revolving Increase, the amount of the Revolving Credit Commitment, Dollar Tranche Commitment and/or Alternative Currency Commitment and Revolving Credit Commitment Percentage(s) of each Revolving Credit Lender as a result thereof and (y) in the case of an Incremental Term Loan Increase or an Additional TL Tranche, the amount of the Term Loan and Applicable Percentage of each Term Lender as a result thereof.

(d) Conditions to Effectiveness of Incremental Facility. In each case, the Incremental Facility shall become effective as of the applicable Increase Effective Date; provided that (i) no Default or Event of Default shall exist on such Increase Effective Date both before and after giving effect to such increase, (ii) before and after giving effect to such increase, each of the representations and warranties made by or on behalf of any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on such Increase Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and except that for purposes of this Section 2.14, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively), (iii) after giving effect to such increase and any Loans to be made on such Increase Effective Date, Availability shall be equal to or greater than $0, (iv) the Borrower shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the applicable Increase Effective Date, signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent on the Closing Date include approval to increase the maximum aggregate principal amount of all commitments and outstanding loans under this Agreement to an amount at least equal to $1,675,000,000, and (y) in the case of the Borrower, certifying to the Administrative Agent that the conditions in clauses (i) through (iii) above have been satisfied, (v) the Administrative Agent shall have received (x) a Joinder

Agreement for each Person (other than a Lender), if any, participating in such increase, which Joinder Agreement shall be duly executed by the Borrower and each such Person and acknowledged and consented to in writing by the Administrative Agent, and in the case of an Incremental Revolving Increase, the Swing Line Lender and the Letter of Credit Issuers and (y) written confirmation from each existing Lender, if any, participating in such increase of the amount by which its Revolving Credit Commitment will be increased, and/or the amount of Term Loans and/or Term Loan Commitments and/or loans or commitments with respect to an Additional TL Tranche to be provided by it, (vi) if requested by the Administrative Agent or any new Lender or Lender participating in the Incremental Facility, the Administrative Agent shall have received a favorable opinion of counsel (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such customary matters concerning the Incremental Facility as the Administrative Agent may reasonably request, (vii) if requested by any new Lender joining on the applicable Increase Effective Date, the Administrative Agent shall have received a Note executed by the Borrower in favor of such new Lender, (viii) the Borrower shall have paid such fees to the Administrative Agent, for its own account and for the benefit of the Lenders participating in the increase, as are agreed mutually at the time and invoiced at least two (2) Business Days prior to the applicable Increase Effective Date and shall have paid any fees required to be paid pursuant to the Fee Letter in connection therewith, (ix) upon the reasonable request of any Lender or potential Lender made at least ten (10) Business Days prior to the applicable Increase Effective Date, the Borrower shall have provided to such Lender or potential Lender, and such Lender or potential Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case at least five (5) Business Days prior to such Increase Effective Date and (x) the conditions to the making of an extension of credit set forth in Section 7.2 (other than the delivery of a Committed Loan Notice in the case of an Incremental Revolving Increase) shall be satisfied or waived.

(e) Settlement and Funding Procedures. On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (d) of this Section 2.14, the Administrative Agent shall notify the Lenders of the occurrence of the increase effected on such Increase Effective Date, the amount of the increase, the nature of the increase (i.e., an Incremental Revolving Increase, an Incremental Term Loan Increase or an Additional TL Tranche) and, in the case of an Incremental Revolving Increase, the applicable Tranche or Tranches. In the event that an increase in the Total Revolving Credit Commitment results in any change to the Revolving Credit Commitment Percentage of any Lender, then on the applicable Increase Effective Date (i) the participation interests of the Revolving Credit Lenders in any outstanding Letters of Credit and Swing Line Loans shall be automatically reallocated among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages after giving effect to such increase, (ii) any new Lender, and any existing Revolving Credit Lender whose Revolving Credit Commitment has increased, shall pay to the Administrative Agent such amounts in Dollars and any applicable Alternative Currencies as are necessary to fund its new or increased Revolving Credit Commitment Percentage of all existing Revolving Credit Loans of the applicable Tranche or Tranches, (iii) the Administrative Agent will use the proceeds thereof to pay to all existing Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing such amounts as are necessary so that each

Lender’s participation in existing Revolving Credit Loans of the applicable Tranche or Tranches will be equal to its adjusted Revolving Credit Commitment Percentage and (iv) if the applicable Increase Effective Date occurs on a date other than the last day of an Interest Period applicable to any outstanding Revolving Credit Loan that is a Eurocurrency Loan, then the Borrower shall pay any amounts required pursuant to Section 2.11 on account of the payments made pursuant to clause (iii) of this sentence. In the event of an Incremental Term Loan Increase or an Additional TL Tranche, each Lender participating in such Incremental Facility shall make a Term Loan to the Borrower in an amount equal to its pro rata share of such Incremental Facility.

(f) Amendments. Notwithstanding the provisions of Section 12.1, the Borrower, the Administrative Agent and each Lender participating in any Incremental Facility may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to implement the terms of any such Incremental Facility, including any amendments necessary to establish the Loans under any Incremental Facility as a new Class or tranche of Revolving Credit Loans or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the new and existing Classes or tranches), in each case on terms consistent with this Section 2.14. In addition, upon the effectiveness of any Incremental Facility, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Credit Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to Incremental Revolving Increases and Term Loans that are made pursuant to Incremental Term Loan Increases and Additional TL Tranches, respectively.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 12.7(a) or 12.1 to the contrary

Section 2.15. Replacement of Lenders or Termination of Commitments Under Certain Circumstances.

(a) The Borrower shall be permitted (x) to replace any Lender with a replacement bank or other financial institution or (y) to terminate the Commitment of a Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender; provided that (i) such replacement or termination does not conflict with any Requirement of Law, (ii) no Event of Default under Section 10.1(a) or (h) shall have occurred and be continuing at the time of such replacement or termination, (iii) the Borrower shall repay (or in the case of a replacement, the replacement bank or institution shall purchase, at par) all

Loans, accrued interest thereon, accrued fees and all other amounts, including pursuant to Sections 2.10, 2.11 or 5.4, as the case may be, owing to such replaced or terminated Lender prior to the date of replacement or termination, as the case may be, (iv) any replacement bank or institution, if not already a Lender, an Affiliate of the Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) any replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 12.6(b), (vi) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6(b) (provided that the failure of any such replaced Lender to execute an assignment shall not render such assignment invalid and such assignment shall be recorded in the Register), (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (viii) such replacement bank or institution would not have been entitled to reimbursement or have been affected as provided in (a) or (b) above.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or more than 50% of the directly and adversely affected Lenders) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 12.6(b)) or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11 and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the Outstanding Amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 2.15 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuers with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the future Fronting Exposure of the Letter of Credit Issuers with respect to such Defaulting Lender, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Letter of Credit Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Revolving Lender that is a Defaulting Lender shall be entitled to receive any Unused Fee payable under clause (i) of Section 4.1(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Revolving Lender that is a Defaulting Lender shall be entitled to receive (1) Facility Fees payable under clause (ii) of Section 4.1(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (x) the Outstanding Amount of the Revolving Credit Loans funded by it, and (y) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8 and (2) Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C) With respect to any Facility Fee or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuers and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s or the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Revolving Credit Commitment Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the applicable Lenders, and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Dollar Tranche Lenders, in each case, in accordance with their Applicable Percentages of the applicable Classes of Loans (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17. Extension of Revolving Loan Maturity Date.

(a) Requests for Extension. The Borrower may, by written notice to the Administrative Agent (such notice, a “Revolving Loan Extension Notice”) at least 30 days prior to the Initial Revolving Loan Maturity Date, but no more than 90 days prior to the Initial Revolving Loan Maturity Date, request that the Revolving Lenders extend the Revolving Loan Maturity Date for a period of 12 months from the Initial Revolving Loan Maturity Date.

(b) Conditions to Effectiveness of Extension. As conditions precedent to the effectiveness of any such extension of the Revolving Loan Maturity Date each of the following requirements shall be satisfied or waived on or prior to the Initial Revolving Loan Maturity Date, as determined in good faith by the Administrative Agent (in each case, the first date on which such conditions precedent are satisfied or waived, the “Extension Effective Date”):

(i) On the date of such Revolving Loan Extension Notice and both immediately before and immediately after giving effect to such extension of the Revolving Loan Maturity Date, (x) each of the representations and warranties made by or on behalf of any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on such Extension Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and except that for purposes of this Section 2.17, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively) and (y) no Default or Event of Default shall have occurred and be continuing;

(ii) The Borrower shall have paid or caused to be paid to the Administrative Agent, for the pro rata benefit of the Revolving Credit Lenders based on their respective Revolving Credit Commitment Percentages as of such date, an extension fee in an amount equal to 0.15% multiplied by the amount of the Total Revolving Credit Commitment as in effect on the Extension Effective Date, it being agreed that such extension fee shall be fully earned when paid and shall not be refundable for any reason;

(iii) The Administrative Agent shall have received a certificate of the Borrower dated as of the Extension Effective Date signed by a Responsible Officer of the Borrower (1) (A) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such extension or (B) certifying that, as of the Extension Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval for an extension of the Revolving Loan Maturity Date for a period that is not less than an additional twelve (12) months from the Initial Revolving Loan Maturity Date) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (2) certifying that, before and after giving effect to such extension, (A) each of the representations and warranties made by or on behalf of any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on such Extension Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and except that for purposes of this Section 2.17, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively), and (B) no Default or Event of Default exists; and

(iv) The Administrative Agent shall have received such other certificates, opinions and other documents as the Administrative Agent or any of the Revolving Credit Lenders may reasonably require, each in form and substance reasonably satisfactory to the Administrative Agent.

(c) Extension Effectiveness. The Revolving Loan Maturity Date shall be extended, effective as of the Extension Effective Date.

(d) Conflicting Provisions. This Section shall supersede any provisions in Section 12.7(a) or 12.1 to the contrary.

ARTICLE III

LETTERS OF CREDIT

Section 3.1. Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, (i) at any time and from time to time during the L/C Availability Period, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Dollar Tranche Lenders set forth in this Article III, to issue from time to time during the L/C Availability Period for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of any Subsidiary of the Borrower) letters of credit denominated in Dollars or in one or more Alternative Currencies (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by such Letter of Credit Issuer in its reasonable discretion and (ii) the Dollar Tranche Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder. Each letter of credit listed on Schedule 3.1A (each an “Existing Letter of Credit”) shall be deemed to constitute a Letter of Credit issued hereunder by the Letter of Credit Issuer identified on such schedule and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, amended or renewed the Stated Amount of which would cause Availability to be less than $0; (ii) no Letter of Credit shall be issued, amended or renewed the Stated Amount of which, when added to the L/C Obligations at such time, would exceed the Letter of Credit Subfacility then in effect; (iii) no Letter of Credit shall be issued, amended or renewed the Stated Amount of which would cause (A) the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance, amendment or renewal thereof to exceed the Total Revolving Credit Commitment then in effect, (B) the Revolving Credit Exposure of any Revolving Credit Lender at the time of the issuance, amendment or renewal thereof to exceed such Lender’s Revolving Credit Commitment, (C) the aggregate Dollar Tranche Exposure of all Revolving Credit Lenders to exceed the Dollar Tranche, or (D) the Dollar Tranche Exposure of any Revolving Credit Lender to exceed such Revolving Credit Lender’s Dollar Tranche Commitment; (iv) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof (except as set forth in Section 3.2(d)) and (y) the L/C Maturity Date; provided that, notwithstanding the foregoing, a Letter of Credit may have an expiration date (A) occurring later than the L/C Maturity Date to the extent agreed upon by the Administrative Agent, the applicable Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized, the Dollar Tranche Lenders and (B) up to one year after the L/C Maturity Date if, not later than ninety (90) days prior to the L/C Maturity Date, the Borrower provides cash collateral acceptable to all Letter of Credit Issuers in an amount equal to 102% of the Stated Amount of all Letters of Credit with expiration dates after the L/C Maturity Date; (v) each Letter of Credit shall be denominated in Dollars or an Alternative Currency; (vi) no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (vii) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from any Loan Party or the Administrative Agent or the Required Tranche Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1; and (viii) no Letter of Credit Issuer shall be under any obligation to issue, amend or renew any Letter of Credit if after giving effect thereto the L/C Obligations in respect of all Letters of Credit issued by such Letter of Credit Issuer would exceed such Letter of Credit Issuer’s Letter of Credit Sublimit; provided that, subject to the limitations set forth in the proviso to clauses (i) through (iii) above, any Letter of Credit Issuer in its sole discretion may issue Letters of Credit in excess of its Letter of Credit Sublimit.

(c) Upon at least two Business Days’ prior written notice to the Administrative Agent and the applicable Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Dollar Tranche Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Subfacility in whole or in part; provided that, (i) after giving effect to such termination or reduction, the L/C Obligations shall not exceed the Letter of Credit Subfacility and (ii) the Letter of Credit Sublimit of each Letter of Credit Issuer shall be reduced on a pro rata basis. Following any such termination or reduction, the Administrative Agent may in its discretion replace the existing Schedule 1.1A with an amended and restated schedule that reflects such termination or reduction.

(d) No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;

(iii) except as otherwise agreed by such Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000 (or such lower amount as may be agreed to by such Letter of Credit Issuer);

(iv) such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;

(vi) such Letter of Credit Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(vii) any Dollar Tranche Lender is at that time a Defaulting Lender, unless such Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Letter of Credit Issuer (in its sole discretion) with the Borrower or such Dollar Tranche Lender to eliminate such Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(e) No Letter of Credit Issuer shall increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(f) No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(g) Each Letter of Credit Issuer shall act on behalf of the Dollar Tranche Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and each Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included such Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Letter of Credit Issuer.

Section 3.2. Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account or amended, the Borrower shall deliver to the Administrative Agent and the applicable Letter of Credit Issuer a request in the form of a Letter of Credit Application by no later than 1:00 p.m. at least three Business Days (or such other period as may be agreed upon by the Borrower and such Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Application shall be appropriately completed and executed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such Letter of Credit Issuer, by personal delivery or by any other means acceptable to such Letter of Credit Issuer.

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the Stated Amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the identity of the applicant; (viii) the purpose and nature of the requested Letter of Credit; and (ix) such other matters as such Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to such Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c) Promptly after receipt of any Letter of Credit Application, the applicable Letter of Credit Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless a Letter of Credit Issuer has received written notice from any Dollar Tranche Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 7.1 (solely with respect to any Letter of Credit issued on the Closing Date) and 7.2 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, such Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of a Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with such Letter of Credit Issuer’s usual and customary business practices.

(d) If the Borrower so requests in any applicable Letter of Credit Application, a Letter of Credit Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Dollar Tranche Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date, unless otherwise agreed upon by the Administrative Agent and such Letter of Credit Issuer; provided, however, that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b)

or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Dollar Tranche Lender or the Borrower that one or more of the applicable conditions specified in Section 7.2 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(f) Each request for a Letter of Credit shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

Section 3.3. Letter of Credit Participations.

(a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Dollar Tranche Lender (each such Dollar Tranche Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any fees paid to the Administrative Agent for the account of any Letter of Credit Issuer in respect of each Letter of Credit issued hereunder.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars (in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) at the Administrative Agent’s Office for Dollar-denominated payments and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of a Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d) Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of a Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Letter of Credit Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(f) If any payment received by the Administrative Agent for the account of a Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any circumstance (including pursuant to any settlement entered into by such Letter of Credit Issuer in its discretion), each Dollar Tranche Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Dollar Tranche Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 3.4. Agreement to Repay Letter of Credit Drawings.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Letter of Credit Issuer shall notify the Borrower and the Administrative Agent thereof (such notification provided by such Letter of Credit Issuer to the Borrower and the Administrative Agent being referred to herein as an “L/C Draw Notice”). The Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless (A) such Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the applicable Letter of Credit Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such Letter of Credit Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Letter of Credit Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Any such reimbursement shall be made by the Borrower to the Administrative Agent in Same Day Funds for any payment or disbursement made by a Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), an “Unpaid Drawing”) if (i) an L/C Draw Notice with respect to a Letter of Credit is received by the Borrower (x) on or prior to 11:00 a.m. on the date of any payment by the applicable Letter of Credit Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the applicable Letter of Credit Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date a payment is made by a Letter of Credit Issuer under a Letter of Credit being referred to herein as an “Honor Date”), then, not later than 3:00 p.m. on the Honor Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Honor Date under a Letter of Credit to be reimbursed in an Alternative Currency or (y) after 11:00 a.m. on the Honor Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Honor Date under a Letter of Credit to be reimbursed in an Alternative Currency, then, not later than 3:00 p.m. on the first Business Day following the Honor Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the first Business Day following the Honor Date under a Letter of Credit to be reimbursed in an Alternative Currency, (such date on which the Borrower, pursuant to clauses (x) and (y) of this sentence, are required to reimburse a Letter of Credit Issuer for a drawing under a Letter of Credit is referred to herein as the “Reimbursement Date”); provided, however, that if the Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence then the Unpaid Drawing shall accrue interest from and including the Honor Date to the date the applicable Letter of Credit Issuer is reimbursed in full therefor (whether through payment by the Borrower and/or the L/C Participants in accordance with Section 3.3(c)) at a rate per annum equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the Applicable Margin for Base Rate Loans that are Revolving Credit Loans plus the Base Rate as in effect from time to time and (B) thereafter, at the Default Rate in accordance with Section 2.8(c)). Interest accruing on the Unpaid Drawing pursuant to the proviso to the immediately preceding sentence shall be payable by the Borrower promptly to the Administrative Agent, solely for the account of the applicable Letter of Credit Issuer. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 3.4(a) and (B) the Dollar amount paid by the Borrower, whether on or after the Reimbursement Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable Letter of Credit Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. Notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 11:00 a.m. on the Reimbursement Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Reimbursement Date under a Letter of Credit to be reimbursed in an Alternative Currency, that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Committed Loan Notice requesting that, with respect to Letters of Credit, the Dollar Tranche Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be Base Rate Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purposes of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the L/C Obligations in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the relevant Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b) The obligation of the Borrower to reimburse each Letter of Credit Issuer for each drawing under each Letter of Credit issued by such Letter of Credit Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, relevant Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the relevant Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of the Borrower (or any Subsidiary of the Borrower) or any waiver by the relevant Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or any Subsidiary of the Borrower);

(v) any payment made by the relevant Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vi) any payment by the relevant Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii) any adverse change in any relevant exchange rates or in the relevant currency markets generally;

(ix) honor of demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(x) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(xi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or an equitable discharge of, or provide a right of set off against, the Borrower’s obligations hereunder (or any Subsidiary of the Borrower) (other than the defense of payment or performance).

(c) The foregoing shall not be construed to excuse any Letter of Credit Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Letter of Credit Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Letter of Credit Issuer (as finally determined by a court of competent jurisdiction), such Letter of Credit Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, a Letter of Credit Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Letter of Credit Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

Section 3.5. Increased Costs. If any Change in Law shall either (x) impose, modify or deem applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against any assets of, deposits with or for the account of, or credit extended or participated in by any Letter of Credit Issuer or any L/C Participant, including any letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions, costs or expense affecting this Agreement or its obligations hereunder in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to any Letter of Credit Issuer or L/C Participant of issuing, maintaining or participating in any Letter of Credit (or of maintaining its obligation to issue or participate in any Letter of Credit), or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any such increase or reduction attributable to (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (iii) Connection Income Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or any Subsidiary of the Borrower))), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate such Letter of

Credit Issuer or such L/C Participant for such increased cost or reduction. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. Notwithstanding the foregoing, no Lender or Letter of Credit Issuer shall be entitled to seek compensation under this Section 3.5 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Letter of Credit Issuer (in such Lender’s or Letter of Credit Issuer’s reasonable determination) is generally seeking compensation from other borrowers in the unsecured REIT loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers (but not necessarily all such borrowers) having provisions similar to this Section 3.5; provided that in no event shall any Lender or Letter of Credit Issuer be required to disclose information of other borrowers.

Section 3.6. New or Successor Letter of Credit Issuer.

(a) Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders, the other Letter of Credit Issuers and the Borrower; provided that, if at any time any Letter of Credit Issuer assigns all of its Commitments and Loans pursuant to Section 12.6, such Letter of Credit Issuer may, upon 30 days’ notice to the Administrative Agent, the Lenders, the other Letter of Credit Issuers and the Borrower, resign as a Letter of Credit Issuer. The Borrower may, with the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), replace any Letter of Credit Issuer for any reason upon written notice to such Letter of Credit Issuer. The Borrower may, with the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), add Letter of Credit Issuers at any time. If any Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer (with the agreement to become a successor issuer of Letters of Credit or a new Letter of Credit Issuer to be in the sole discretion of such Lender), as the case may be, or another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Loan Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Letter of Credit Issuer as a Letter of Credit Issuer. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and (d). The acceptance of any appointment as a Letter of Credit Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become the Letter of Credit Issuer hereunder. After the resignation or replacement of any Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement (including the right to require the Dollar Tranche Lenders to make Revolving Credit Loans pursuant to Section 3.4(a) or the L/C Participants to fund L/C Participations pursuant to Section 3.3(c)), but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall Cash Collateralize the outstanding Letters of Credit issued by such resigning or replaced Letter of Credit Issuer (at 102% of the face amount thereof) or cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to such Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent there are, at the time of any resignation or replacement as set forth in Section 3.6(a), any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in Section 3.6(a).

Section 3.7. Role of Letter of Credit Issuer. Each Dollar Tranche Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Dollar Tranche Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Dollar Tranche Lenders or Required Tranche Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances set forth in Section 3.4(b)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), or any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Letter of Credit Issuer; provided that notwithstanding the foregoing, the Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, set forth in Section 3.4(c). In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

Section 3.8. Cash Collateral.

(a) Certain Credit Support Events. If (i) as of the L/C Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 10.1, (iii) there shall exist a Defaulting Lender or (iv) any Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit issued by it and such drawing has resulted in an L/C Borrowing that has not been repaid in full, in each case to the extent the applicable L/C Obligation has not already been Cash Collateralized in accordance with the terms hereof, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or such Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Subfacility then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Subfacility.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant to this Section 3.8(b) and in the possession of the Administrative Agent, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the relevant Letter of Credit Issuer as herein provided or Liens of the type described in clauses (a) and (c) of the definition of Permitted Encumbrances, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent (with such interest, to the extent not applied pursuant to Section 3.8(c), accruing for the benefit of the Borrower). The Borrower shall pay promptly following written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2 or 10.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the relevant Letter of Credit Issuer that there exists excess Cash Collateral; provided, however, (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 3.8 may be otherwise applied in accordance with Section 10.1), and (y) the Person providing Cash Collateral and the applicable Letter of Credit Issuer(s) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 3.9. Governing Law; Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the rules of the ISP shall apply to each Letter of Credit (or UCP if required, subject to the applicable Letter of Credit Issuer’s approval). Notwithstanding the foregoing, no Letter of Credit Issuer shall be responsible to the Borrower for, and no Letter of Credit Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 3.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

Section 3.11. Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary of the Borrower inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Borrower’s Subsidiaries.

Section 3.12. Letter of Credit Issuer Reports to Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Letter of Credit Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent with written reports from time to time, as follows:

(a) reasonably prior to the time that such Letter of Credit Issuer issues, renews, increases or extends a Letter of Credit, a written report that includes the date of such issuance, renewal, increase or extension and the stated amount and currency of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(b) within two Business Days of each Business Day on which such Letter of Credit Issuer makes a payment pursuant to a Letter of Credit, a written report that includes the date and amount of such payment;

(c) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Letter of Credit Issuer on such day, a written report that includes the date of such failure and the amount of such payment;

(d) on any other Business Day, a written report that includes such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Letter of Credit Issuer; and

(e) (i) on the fifth Business Day following each calendar month end and (ii) within two Business Days of each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any Letter of Credit issued by such Letter of Credit Issuer, a written report that includes the information for every outstanding Letter of Credit issued by such Letter of Credit Issuer.

ARTICLE IV

FEES; COMMITMENT REDUCTIONS AND TERMINATIONS

Section 4.1. Fees.

(a) Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Dollar Tranche Lender in accordance with its Revolving Credit Commitment Percentage and for the account of each Alternative Currency Tranche Lender in accordance with its Revolving Credit Commitment Percentage, (i) prior to the Investment Grade Pricing Effective Date, an unused fee (the “Unused Fee”) and (ii) at all times on and after the Investment Grade Pricing Effective Date, a facility fee (the “Facility Fee”) for each day during the Availability Period, including at any time during which one or more of the conditions in Article VII is not met. Accrued Unused Fees pursuant to clause (i) above and accrued Facility Fees pursuant to clause (ii) above shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the last day of the Availability Period (for the period ended on such date for which no payment has been received pursuant to clause (x) above), commencing with the first such date to occur after the Closing Date, and shall be computed for each day during such period (1) in the case of Unused Fees, at a rate per annum equal to the Unused Fee Rate in effect on such day times such Dollar Tranche Lender’s Revolving Credit Commitment Percentage of the Available Dollar Tranche Commitment or such Alternative Currency Tranche Lender’s Revolving Credit Commitment Percentage of the Available Alternative Currency Commitment, as applicable, in effect on such day and (2) in the case of Facility Fees, at a rate per annum equal to the Facility Fee Rate in effect on such day times such Dollar Tranche Lender’s Revolving Credit Commitment Percentage of the Available Dollar Tranche Commitment or such Alternative Currency Tranche Lender’s Revolving Credit Commitment Percentage of the Available Alternative Currency Commitment, as applicable (or, if the Total Revolving Credit Commitment has terminated, on the Outstanding Amount of Dollar Tranche Loans or Alternative Currency Tranche Loans, as applicable), in each case, in effect on such day, regardless of usage.

(b) Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Dollar Tranche Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any of its Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable

Margin for Eurocurrency Rate Revolving Credit Loans times the daily Stated Amount of such Letter of Credit. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December, commencing with the first such date to occur after the issuance of such Letter of Credit, (y) on the last day of the Availability Period and (z) thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, (i) while any Event of Default arising under Section 10.1(a)(i) or Section 10.1(h) exists, all Letter of Credit Fees shall accrue at the Default Rate, and (ii) upon the request of the Required Tranche Lenders while any Event of Default exists (other than as set forth in clause (i)), all Letter of Credit Fees shall accrue at the Default Rate.

(c) Without duplication, the Borrower agrees to pay to the Administrative Agent, the Bookrunner and the Lead Arrangers in Dollars, for their own respective accounts, and for the Lenders, as applicable, such fees as have been previously agreed in writing or as may be agreed in writing from time to time in the amounts and at the times so specified.

(d) Without duplication, the Borrower agrees to pay directly to each Letter of Credit Issuer for its own account a fee in Dollars in respect of each Letter of Credit issued by it (the “Fronting Fee”) of the greater of (a) $500 per annum and (b) for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, an amount computed for each day at the rate equal to 0.125% per annum on the daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable (x) quarterly in arrears on the first Business Day after the end of each of March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the L/C Obligations shall have been reduced to zero or Cash Collateralized (at 102% of the face amount thereof).

(e) Without duplication, the Borrower agrees to pay directly to each Letter of Credit Issuer for its own account in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges that such Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it, in each case, not to exceed $1,500 with respect to any Letter of Credit. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(f) Notwithstanding the foregoing, the payment of any amounts to any Defaulting Lender pursuant to this Section 4.1 shall be subject to Section 2.16.

Section 4.2. Voluntary Reduction of Revolving Credit Commitments.

(a) Upon prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Total

Revolving Credit Commitment in whole or in part; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the date of termination or reduction, (ii) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders (and in the case of any resulting reduction of the Letter of Credit Subfacility, the Letter of Credit Sublimit of each Letter of Credit Issuer shall be reduced on a pro rata basis), except that the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (iii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000, and (iv) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement (v) the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment, (w) the aggregate amount of L/C Obligations not fully Cash Collateralized hereunder shall not exceed the Letter of Credit Subfacility, (x) the aggregate amount of Swing Line Loans shall not exceed the Swing Line Sublimit, (y) the aggregate amount of the Lenders’ Dollar Tranche Exposures shall not exceed the amount of the Dollar Tranche and (z) the aggregate amount of Alternative Currency Tranche Loans shall not exceed the amount of the Alternative Currency Tranche. Following any such termination or reduction, the Administrative Agent may in its discretion replace the existing Schedule 1.1A with an amended and restated schedule that reflects all such terminations and reductions.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer or any Lender may have against such Defaulting Lender.

Section 4.3. Mandatory Termination of Commitments.

(a) The Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Term Loans.

(b) The Revolving Credit Commitments shall terminate at 12:00 noon on the Revolving Loan Maturity Date.

ARTICLE V

PAYMENTS

Section 5.1. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Term Loans and Revolving Credit Loans, in each case without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent written notice of its intent to make such prepayment, the date and amount of such prepayment, the

Class(es), Type(s) and (in the case of Revolving Credit Loans) Tranche(s) of Loans to be prepaid and (in the case of Eurocurrency Loans) the Interest Periods of such Loans, which notice shall be in a form acceptable to the Administrative Agent and be received by the Administrative Agent no later than 11:00 a.m. (i) in the case of Eurocurrency Loans denominated in Dollars, three Business Days prior to, (ii) in the case of Eurocurrency Loans denominated in Alternative Currencies, four Business Days (or five Business Days, in the case of Special Notice Currencies) prior to and (iii) in the case of Base Rate Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of Eurocurrency Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any Base Rate Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the outstanding Eurocurrency Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Eurocurrency Loans, and (3) in the case of any prepayment of Eurocurrency Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility.

(b) The Borrower may, upon notice by the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify the Swing Line Lender of the amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Section 5.2. Mandatory Prepayments.

(a) Availability Prepayments. If for any reason on any date Availability is less than $0, the Borrower shall forthwith repay on such date the Revolving Credit Loans (including L/C Borrowings) and/or Cash Collateralize the L/C Obligations in an aggregate amount necessary to cause Availability to be greater than or equal to $0; provided, however, that, if, after repaying in full all outstanding Revolving Credit Loans and cash collateralizing all Letters of Credit, Availability is still less than $0, then the Borrower will repay outstanding Term Loans in an aggregate amount equal to the amount by which Availability is less than $0. Amounts paid by the Borrower pursuant to this Section 5.2(a), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations and, fourth, shall be applied ratably to the outstanding Term Loans. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the Letter of Credit Issuers or the Dollar Tranche Lenders, as applicable.

(b) Repayment of Revolving Credit Loans. (i) Dollar Tranche. If on any date the aggregate amount of the Lenders’ Dollar Tranche Exposures for any reason exceeds an amount equal to 105% of the amount of the Dollar Tranche then in effect, the Borrower shall forthwith repay on such date Dollar Tranche Loans and/or Swing Line Loans in an amount sufficient to reduce the Lenders’ aggregate Dollar Tranche Exposures to an amount not exceeding the amount of the Dollar Tranche. If after giving effect to the prepayment of all outstanding Dollar Tranche Loans and Swing Line Loans, the Lenders’ aggregate Dollar Tranche Exposures exceed the amount of the Dollar Tranche then in effect, the Borrower shall Cash Collateralize the L/C Obligations to the extent of such excess.

(ii) Alternative Currency Tranche. If on any date the Outstanding Amount of all Alternative Currency Tranche Loans for any reason exceeds an amount equal to 105% of the amount of the Alternative Currency Tranche then in effect, the Borrower shall forthwith repay on such date Alternative Currency Tranche Loans in an amount sufficient to reduce the aggregate Outstanding Amount of Alternative Currency Tranche Loans to an amount not exceeding the amount of the Alternative Currency Tranche.

(c) Application to Loans. With respect to each prepayment of Loans required by Section 5.2(a) or Section 5.2(b), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

Section 5.3. Method and Place of Payment.

(a) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise specifically provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than (i) 2:00 p.m., in the case of payments in Dollars or (ii) the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, in each case, on the date when due and in Same Day Funds to the applicable Administrative Agent’s Office. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Loan Document shall, unless otherwise specified in such Loan Document, be made in Dollars. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to (i) 2:00 p.m., in the case of payments in Dollars or (ii) the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than (i) 2:00 p.m., in the case of payments in Dollars or (ii) the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest and fees thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest and applicable fees shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, L/C Participations or Swing Line Participations resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans, L/C Participations or Swing Line Participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the applicable Class of Loans, L/C Participations of Swing Line Participations, as applicable, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class, L/C Participations or Swing Line Participations, as applicable, and other amounts owing them; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (y) the provisions of this paragraph shall not be construed to apply to (1) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (2) the application of Cash Collateral provided for in Section 3.8, or (3) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, L/C Participations or Swing Line Participations to any assignee or participant other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).

(d) To the extent it may effectively do so under applicable law, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation in accordance with and subject to the terms of Section 12.7(b).

Section 5.4. Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to paragraph (e) below.

(ii) If any Loan Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required based upon the information and documentation it has received pursuant to paragraph (e) below, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c) Tax Indemnifications. Without limiting the provisions of paragraph (a) or (b) above, the Loan Parties shall jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the nature and amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or Letter of Credit Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 5.4(g).

(d) Evidence of Payments. As soon as is practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders and Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent of its legal inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than either (x) such documentation set forth in Section 5.4(e)(ii)(A), 5.4(e)(ii)(B) or 5.4(e)(ii)(D) or (y) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent two (2) executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B) each Lender that is not a U.S. Person (a “Non-U.S. Lender”) that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1) two (2) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) two (2) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successors thereto);

(4) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

(5) executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or any applicable intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or a Letter of Credit Issuer, or have any obligation to pay to any Lender or Letter of Credit Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Letter of Credit Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) FATCA. For the avoidance of doubt, for purposes of this Section 5.4, the term Lender includes each Letter of Credit Issuer and the term “applicable law” includes FATCA.

(i) Survival. Each party’s obligations under this Section 5.4 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 5.5. Computations of Interest and Fees; Retroactive Adjustments of Leverage-Based Applicable Margin.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Letter of Credit Issuers, as the case may be, within ten (10) Business Days of demand thereof by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or any Letter of Credit Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Letter of Credit Issuer, as the case may be, under Section 2.8(c), 3.4(a) or 4.1(b) or under Article X. The Borrower’s obligations under this paragraph shall survive the termination of all Commitments and the repayment of all other Obligations hereunder.

Section 5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

In determining whether the interest contracted for, charged, or received by the any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Letter of Credit Issuers and the Lenders to enter into this Agreement and to make the Loans and to issue, amend or renew the Letters of Credit, the Borrower and the Company each hereby represents and warrants to the Administrative Agent, each Letter of Credit Issuer and each Lender that:

Section 6.1. Financial Condition. (a) The audited financial statements of the Company and its consolidated Subsidiaries delivered pursuant to Section 7.1(b) (i) present fairly, in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries as of the date of such financial statement and (ii) have been prepared in accordance with GAAP applied consistently throughout the period covered thereby except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2018 delivered pursuant to Section 7.1(b) and the related consolidated statements of income or operations, shareholder’s equity and cash flows for the fiscal quarter ended on that date (i) present fairly, in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries as of the date of such financial statement and (ii) have been prepared in accordance with GAAP applied consistently throughout the period covered thereby except to the extent provided in the notes to such financial statements, subject to year-end audit adjustments.

(c) The unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2018 (including any notes thereto) (the “Pro Forma Balance Sheet” and such date, the “Pro Forma Balance Sheet Date”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the Transactions and the other transactions and events described in Section 7.1(m). The Pro Forma Balance Sheet has been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date of delivery thereof to the Administrative Agent and as of the date hereof, and, subject to the qualifications and limitations contained in the notes attached thereto, presents fairly in all material respects on a pro forma basis, the estimated financial position of the Company and its consolidated Subsidiaries as at the Pro Forma Balance Sheet Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

Section 6.2. No Change. Since December 31, 2017, there has been no development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to do business in, and in good standing under the laws of, each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to enter into and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices that have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan

Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Material Contract or any Governing Document of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Material Contract.

Section 6.6. Litigation. No action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of their respective Subsidiaries or against any of their respective property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.7. Ownership of Property; Liens; Qualified Assets; Casualty. (a) Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property that is material to its business, and good title to, or a valid leasehold interest in or the right to use, all its other property that is material to its business, in each case other than (x) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, or (y) in the case of assets other than Qualified Assets, where the failure to have such title, interest or other right to use would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and none of the Qualified Assets or the Capital Stock of any Guarantor is subject to any Lien except Permitted Encumbrances and Permitted Equity Encumbrances.

(b) Each Qualified Asset included in any calculation of the Borrowing Base or the Financial Covenants satisfied, at the time of such calculation, all of the Eligibility Criteria with respect to the applicable category of Qualified Assets.

(c) Neither the businesses nor the properties of any Group Member are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.8. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent that the failure to so own or license such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted against any Group Member and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual

Property in each case that could reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim in each case that could reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person except to the extent that such infringements, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.9. REIT Status; Stock Exchange Listing; Taxes. The Company (i) qualifies as a “real estate investment trust” as defined in Section 856 of the Code for U.S. Federal income tax purposes (a “REIT”), (ii) has elected to be treated as a REIT and has not revoked its election to be a REIT and (iii) is in compliance with all other requirements and conditions imposed under the Code to allow it to maintain its status as a REIT. The Company will cause its common Capital Stock to be listed and to remain listed on the New York Stock Exchange or the NASDAQ Stock Market. Each Group Member has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), except where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect; no Tax Lien has been filed with respect to assets of any Group Member that is not a Permitted Encumbrance, and as of the Closing Date, to the knowledge of the Company or the Borrower, no claim is being asserted with respect to any such Taxes, fees or other charges of any Group Member that could reasonably be expected to have a Material Adverse Effect.

Section 6.10. Federal Regulations. (a) No part of the proceeds of any Loans or Letters of Credit, and no other extensions of credit hereunder, will be used by any Loan Party (i) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (ii) for any purpose that violates the provisions of the Regulations of the Board.

(b) No Loan Party nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or extending credit for the purpose of “buying” or “carrying” “margin stock”.

Section 6.11. ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur.

(b) The Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

Section 6.12. Investment Company Act. No Group Member is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended.

Section 6.13. Subsidiaries. As of the Closing Date, (a) Schedule 6.13 sets forth the name and jurisdiction of incorporation of each Subsidiary of a Group Member and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options granted to employees or directors and (ii) directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary. Each Subsidiary of the Borrower, other than Excluded Subsidiaries, is a Guarantor.

Section 6.14. Use of Proceeds. The Borrower has not used the proceeds of any Loan or Letter of Credit in any manner in violation of Section 8.11.

Section 6.15. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of Environmental Law or would reasonably be expected to result in any Environmental Liability;

(b) no Group Member has received any written notice from any Person alleging, or knows of any basis for, any Environmental Liability with regard to any Group Member, the Properties or the business operated by any Group Member (the “Business”);

(c) Materials of Environmental Concern have not been transported or disposed of to, at or from the Properties by or on behalf of any Group Member in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability, nor have any Materials of Environmental Concern been generated, used, treated or stored at, on or under any of the Properties in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability;

(d) no claim, proceeding, suit, action or, to the knowledge of the Borrower, investigation is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Borrower, will be named as a party, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to any Group Member, the Properties or the Business;

(e) there has been no Release of or exposure to nor, to the knowledge of the Borrower, threat of Release of Materials of Environmental Concern at, in, on, under or from the Properties or any other location that would reasonably be expected to give rise to any Environmental Liability;

(f) neither the Group Members nor their respective operations at the Properties have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; and

(g) no Group Member has retained or assumed (by contract or operation of law) any Environmental Liability of any other Person or with respect to any former or predecessor operations or properties.

Section 6.16. Accuracy of Information, Etc. All written factual information contained in this Agreement, any other Loan Document or any other document or certificate heretofore furnished by or on behalf of any Loan Party to the Administrative Agent, the Letter of Credit Issuers or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, other than projections, estimates, budgets, forward looking statements and information of a general economic or industry nature concerning the Loan Parties and their Subsidiaries, taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements were or are made, supplemented or updated from time to time. The projections contained in the materials referenced above will have been prepared in good faith based upon reasonable assumptions believed by management of the Loan Parties to be reasonable at the time made and at the time such projections are made, it being recognized by the Administrative Agent, the Letter of Credit Issuers and the Lenders that such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

Section 6.17. [Intentionally Omitted].

Section 6.18. Anti-Corruption Laws, Sanctions and Anti-Terrorism Laws. The Company and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company, the Borrower, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the other Group Members and their respective officers and employees and, to the knowledge of the Company and the Borrower after reasonable due diligence, their respective directors and agents, are in compliance with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions. None of the Company, the Borrower, any of their respective Subsidiaries or, to the knowledge or the Borrower, the Company or any such Subsidiary after reasonable due diligence, any of their respective directors, officers or employees, (i) is a Sanctioned Person, (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (iii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate any Anti-Terrorism Laws. All borrowings, use of proceeds and other transactions contemplated by this Agreement will comply with applicable Sanctions in all respects, and no borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws (including the Foreign Corrupt Practices Act of 1977).

Section 6.19. Labor Matters. As of the Closing Date, except as could not reasonably be expected to have a Material Adverse Effect: (i) there are no strikes, lockouts or slowdowns or any other material labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (ii) the hours worked by and payments made to employees of each of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (iii) all payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary; and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is bound.

Section 6.20. Solvency. As of the Closing Date, the Company and its Subsidiaries and the Borrower and its Subsidiaries, in each case taken as a whole and on a consolidated basis, immediately after the consummation of the Transactions, are Solvent.

Section 6.21. Insurance. The properties of the Group Members are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Group Member operates.

Section 6.22. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 6.23. EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Credit Agreement; Other Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, the Company and each Person listed on Schedule 1.1A;

(ii) the Guarantee Agreement, executed and delivered by the Administrative Agent and the Loan Parties party thereto;

(iii) a Revolving Credit Note and/or Term Note, as applicable, executed by the Borrower in favor of each Lender requesting such Note (which, to the extent delivered via e-mail (in a .pdf format) or telecopies, shall be followed promptly by originals);

(iv) a Borrowing Base Certificate as of the end of the most recently ended fiscal quarter of the Borrower ended at least 45 calendar days prior to the date hereof, duly executed by a Responsible Officer of the Borrower; and

(v) the Escrow Agreement, executed by the Escrow Agent, each of the Loan Parties, each of the Lenders, the Administrative Agent and each of the Letter of Credit Issuers.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2017, (ii) unaudited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and (iii) the Pro Forma Balance Sheet.

(c) No Material Adverse Effect. There shall not have occurred since December 31, 2017, any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) Fees. The Lenders, the Bookrunner, the Lead Arrangers and the Administrative Agent shall have received all invoiced fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date, in each case, to the extent invoiced at least three Business Days prior to the Closing Date. All such amounts will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(e) Secretary’s Certificates. The Administrative Agent shall have received a certificate of the Borrower and each other Loan Party, dated the Closing Date and satisfactory in form and substance to the Administrative Agent, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the secretary or any assistant secretary of the Borrower or such Loan Party.

(f) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or similar governing body) of the Borrower and each other Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (ii) in the case of the Borrower, the borrowings contemplated hereunder, certified by the secretary or an assistant secretary of the Borrower or such Loan Party as of the Closing Date, which certification shall be included in the certificate delivered in respect of the Borrower or such Loan Party pursuant to Section 7.1(e) and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(g) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Borrower and each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party, as applicable, executing any Loan Document, which certificate shall be included in the certificate delivered in respect of the Borrower or such Loan Party pursuant to Section 7.1(e), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be executed by a Responsible Officer and the secretary or any assistant secretary of the Borrower or such Loan Party.

(h) Governing Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of the Borrower and each other Loan Party certified as of a recent date as complete and correct copies thereof by the secretary or an assistant secretary of the Borrower or such Loan Party, which certification shall be included in the certificate delivered in respect of the Borrower or such Loan Party pursuant to Section 7.1(e).

(i) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing and/or existence (to the extent such concept is applicable) of the Borrower and each other Loan Party in the jurisdiction of its organization or formation.

(j) Legal Opinions. The Administrative Agent shall have received (a) a signed legal opinion of King & Spalding LLP, counsel to the Loan Parties, (b) a signed legal opinion of Greenberg Traurig LLP, Massachusetts counsel to the Loan Parties, (c) a signed legal opinion of Smith, Gardner, Slusky, Lazer, Pohren & Rogers, LLP, Nebraska counsel to the Loan Parties and (d) a signed legal opinion of Stoel Rives LLP, Minnesota counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(k) Closing Certificate. The Administrative Agent shall have received a certificate, executed by a Responsible Officer of the Borrower, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, confirming as of the Closing Date that:

(i) each of the representations and warranties made by the Company and each Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Closing Date (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date);

(ii) no Default or Event of Default has occurred and is continuing on such date or would result from any extensions of credit under this Agreement requested to be made on the Closing Date;

(iii) the Borrower and its Subsidiaries and the Company and its Subsidiaries, in each case taken as a whole and on a consolidated basis, are, and immediately before and after giving effect to the transactions expected to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, will be, Solvent; and

(iv) there shall not have occurred since December 31, 2017, any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(l) Know Your Customer. The Administrative Agent and each Lender shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case as requested at least ten (10) Business Days prior to the Closing Date.

(m) Transactions. The Administrative Agent shall have received evidence of (i) (x) a primary follow-on equity offering by the Company (to include any forward-settled shares) and (y) a senior unsecured pari passu debt private placement offering by the Company (the “DPP Offering”) with minimum combined gross proceeds sufficient to repay or defease in full the CMBS Financing dated December 15, 2010 with Americold MFL 2010 LLC as Lender (the “2010 CMBS Facility”), and (ii) the repayment or defeasance in full of the 2010 CMBS Facility, and the Transactions shall have been, or substantially concurrently with the Closing Date will be, consummated.

(n) Pro Forma Closing Date Compliance Certificate. The Administrative Agent shall have received a duly completed Compliance Certificate, executed by a Financial Officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, giving pro forma effect to the transactions to occur on the Closing Date (including, without limitation, the consummation of the REIT IPO and the Transactions and all Borrowings and issuances of Letters of Credit, if any, to occur on the Closing Date and the application of proceeds thereof), but calculated as of the last day of the fiscal quarter ending immediately prior to the Closing Date (such Compliance Certificate, the “Pro Forma Closing Date Compliance Certificate”).

For the purpose of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 7.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.2. Conditions to Each Extension of Credit. The agreement of each Lender and each Letter of Credit Issuer to make any extension of credit requested to be made by it on any date (including any making of Loans and any issuance, amendment, renewal or extension of Letters of Credit on the Closing Date) is subject to receipt of the request therefor in accordance with the terms of Article II or III, as applicable, and the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of such date, before and after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds therefrom, as if made on and as of such date (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and except that for purposes of this Section 7.2, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Availability. After giving effect to the extensions of credit requested to be made on such date, Availability shall be greater than or equal to $0.

(d) Minimum Properties. The Minimum Property Condition shall be satisfied.

(e) Alternative Currencies. In the case of an Alternative Currency Tranche Loan or an L/C Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Tranche Lenders (in the case of any Alternative Currency Tranche Loans to be denominated in an Alternative Currency) or the applicable Letter of Credit Issuer (in the case of an L/C Credit Extension to be denominated in an Alternative Currency) would make it impracticable for such extension of credit to be denominated in the relevant Alternative Currency.

Each borrowing hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit and each issuance, amendment, renewal or extension of a Letter of Credit that the conditions contained in this Section 7.2 have been satisfied as of such date.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower and the Company shall and (except in the case of the covenants set forth in Sections 8.1, 8.2, 8.8 and 8.13(a) and (b)) shall cause each of their respective Subsidiaries to:

Section 8.1. Financial Statements. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) within 90 days after the end of each fiscal year of the Company (or, if earlier, 15 days after the date required to be filed with the SEC) (commencing with the fiscal year ended December 31, 2018), the Company’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like statement, qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with

GAAP consistently applied and accompanied by a certificate of the accounting firm that reported on such financial statements stating that in the course of its regular audit of the business of the Company and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Covenants that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines); and

(b) within 45 days after the end of each of the first three fiscal quarters of the fiscal year of the Company (or, if earlier, 5 days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended [September 30, 2018]), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Any financial statement or other document, reports, proxy statements or other materials required to be delivered pursuant to this Section 8.1 or Section 8.2 (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC, including in the Company’s Form 8-K, 10-K or 10-Q) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower or the Company posts such documents, or provides a link thereto, on the Borrower’s or the Company’s website address listed on Schedule 12.2 or (iii) on which such documents are posted on the Borrower’s or the Company’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Borrower or the Company shall, at the request of the Administrative Agent or any Lender, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower or the Company shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower or the Company with any request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 8.2. Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) (1) concurrently with the delivery of any financial statements pursuant to Section 8.1(a) or (b) (commencing with the delivery of the financial statements for the fiscal [year ended December 31, 2018]) (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (x) a duly completed Compliance Certificate signed by a Financial Officer of the Company, which Compliance Certificate shall (i) include a certification as to whether a Default or Event of Default has occurred and if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) set forth a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries (on a consolidated basis) for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period and (iii) set forth reasonably detailed calculations demonstrating compliance with the Financial Covenants and the Minimum Property Condition and showing Availability is greater than or equal to zero, and (y) together with such Compliance Certificate, each in form and detail reasonably satisfactory to the Administrative Agent, (i) a statement of the EBITDA contribution by each Real Properties for the twelve month period ending at the end of the most recent fiscal quarter and summary occupancy reports for each such Real Property, (ii) a listing of all Qualified Assets and summary information therefor, including square footage, property type and date acquired or built, (iii) a certification that all Qualified Assets so listed fully qualify as such under the applicable Eligibility Criteria for inclusion as Qualified Assets, (iv) the financial information for each category of Qualified Assets, and (v) a summary of all acquisitions, dispositions or other removals of Qualified Assets completed during the most recently ended calendar quarter and (2) concurrently with the delivery of any financial statements pursuant to Section 8.1(a) (commencing with the delivery of the financial statements for the fiscal [year ended December 31, 2018]) a list as of such year-end setting forth the name and jurisdiction of incorporation of each Subsidiary of a Group Member and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member.

(b) as soon as available, and in any event no later than 90 days after the end of the fiscal year of the Company, a detailed consolidated budget of the Company for the following fiscal year (including a projected consolidated balance sheet of the Company, as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income, and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, which projections shall in each case be accompanied by a certificate of a Financial Officer of the Company stating that such projections are based on reasonable estimates, information and assumptions;

(c) not later than forty-five (45) days following the end of each fiscal quarter, a Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Borrowing Base as of the end of such fiscal period; provided that such Borrowing Base Certificate shall be supplemented by an interim Borrowing Base Certificate together with delivery of the financial statements required by Section 8.1(a) or Section 8.1(b), as applicable, if there are any adjustments contained in such financial statements that would affect the calculation of the Borrowing Base contained in such prior Borrowing Base Certificate; provided further that the Borrower shall deliver an interim Borrowing Base Certificate to the Administrative Agent (i) as required by Section 8.7(b), Section 8.15, Section 8.16 and Section 8.17; and (ii) no later than 5:00 p.m. on the fifth Business Day following any Material Disposition (it being understood and agreed that such Borrowing Base Certificate shall be calculated after giving effect on a pro forma basis to such Material Disposition);

(d) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate requests with respect to any Multiemployer Plan to which a Group Member or ERISA Affiliate is obligated to contribute and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate requests with respect to any Multiemployer Plan to which a Group Member or ERISA Affiliate is obligated to contribute; provided that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof;

(e) promptly after the same are available, and only to the extent not publicly available on EDGAR, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly after the furnishing thereof, copies of any material statement, report or notice furnished to any holder of debt securities of any Loan Party or Subsidiary thereof pursuant to the terms of any material indenture, loan or credit or similar agreement (including the documentation for the DPP Offering) and not otherwise required to be furnished to the Lenders pursuant to Section 8.1, Section 8.8 or any other clause of this Section 8.2;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(h) promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Company, the Borrower and their Subsidiaries as any Lender may from time to time reasonably request; provided that none of the Company, the Borrower nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

The Borrower and the Company and each Lender acknowledge that (a) the Administrative Agent, the Bookrunner and/or any Lead Arranger may, but shall not be obligated to, make available to the Lenders and the Letter of Credit Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 8.2 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly and conspicuously mark “PUBLIC” (which, at a minimum means that the word “PUBLIC” shall appear prominently on the first page thereof) on all Borrower Materials provided to the Administrative Agent by or on behalf of the Borrower which contains only Public-Side Information, and by doing so the Administrative Agent, the Bookrunner, the Lead Arrangers, the Letter of Credit Issuers and the Lenders shall be deemed to have been authorized to treat such Borrower Materials as containing only Public-Side Information. If neither the Borrower nor the Company has indicated whether a document or notice delivered pursuant to this Section 8.2 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.

The Company will hold quarterly conference calls for the Lenders to discuss financial information of the Borrower and the Loan Parties for the previous quarter. The conference call shall be at a time mutually agreed by the Company and the Administrative Agent. The Company or the Administrative Agent will notify the Lenders as to the time and date of such conference call and provide instructions for Lenders to obtain access to such call.

Section 8.3. Lines of Business. Maintain, and not fundamentally and substantively alter, the character of their business, taken as a whole, from the business conducted by the Loan Parties and their Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment, which, for the avoidance of doubt, shall not be included as a line of business for the purposes of determining Total Asset Value or Eligible Values).

Section 8.4. Taxes. File or cause to be filed, all federal, state and other tax returns and reports that are required to be filed and pay all Taxes on any assessments made against it or any of its property, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (b) where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

Section 8.5. Maintenance of Existence; Compliance with Law. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and good standing under the laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 9.4 or 9.12 and except, in the case of clause (i) (solely with respect to good standing of Group Members other than the Company and the Borrower) and clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, the Borrower, the other Group Members and their respective directors, officers and employees with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions.

Section 8.6. Maintenance of Property; Insurance. (a) Keep all property material to the conduct of and necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and reputable insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually (as determined in the good faith judgment of the management of the Company) insured against in the same general area by similarly situated companies engaged in the same or a similar business; provided that workers compensation and/or health insurance may be maintained with captive insurance Subsidiaries.

Section 8.7. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Lenders once each calendar year upon reasonable prior notice and at a time mutually agreed with the Company (or, after the occurrence and during the continuation of an Event of Default, at any time or frequency) to visit and inspect its properties (to the extent it is within such Person’s control to permit such inspection), to examine and make extracts from its books and records (other than materials (i) that constitute trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product), examine and evaluate the Borrower’s practices in computation of the Borrowing Base, and to discuss its affairs, finances and condition with its officers, in each case, at the expense of the Borrower once each calendar year (or, after the occurrence and during the continuation of an Event of Default, at any time).

Section 8.8. Notices. Promptly give notice to the Administrative Agent (for further distribution to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Group Member that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(c) any action, suit, investigation or proceeding against any Group Member (i) that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to a Group Member in an aggregate amount exceeding $10,000,000;

(e) any transaction or occurrence that results in the material damage, destruction or rendering unfit for normal use of (i) any of the facilities and properties owned, leased or operated by any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) any of the Qualified Assets;

(f) any pending or threatened notice or claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting the liability of any Group Member for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties or seeking injunctive relief, in each case relating to the presence, use or Release of any Material of Environmental Concern or the violation, or alleged violation, of any Environmental Law, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(h) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 5.5(b); and

(i) of any announcement by S&P, Moody’s or Fitch of any change in a Debt Rating; provided, that the provisions of this clause (i) shall not apply until such time, if any, as the Borrower satisfies the Investment Grade Ratings Criteria.

Each notice pursuant to this Section 8.8 (other than Section 8.8(i)) shall be accompanied by a statement of a Responsible Officer of the Borrower or the Company setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 8.8(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 8.9. Environmental Laws. (a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; in each case, except for such non-compliance and failure to obtain and maintain that could not reasonably be expected to have a Material Adverse Effect;

(b) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings.

Section 8.10. Additional Subsidiaries. With respect to (x) any new Wholly-Owned Domestic Subsidiary that owns or leases property or an asset intended for inclusion in the Borrowing Base as a Qualified Asset (or that has a direct Wholly-Owned Foreign Subsidiary that owns or leases a Qualified Asset located in a Specified Jurisdiction), or (y) (other than any Excluded Subsidiary) any other new Subsidiary, in each case formed, created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (and, in any event, within sixty (60) days or as otherwise agreed in the sole discretion of the Administrative Agent) cause each such new Subsidiary to become a party to the Guarantee Agreement as a Guarantor; it being understood and agreed that inclusion of any such property or asset in the Borrowing Base as a Qualified Asset shall be subject to satisfaction of the foregoing requirements and all other applicable requirements hereunder.

Section 8.11. Use of Proceeds and Letters of Credit.

(a) Use the proceeds of the Loans and Letters of Credit solely for general corporate purposes of the Borrower and its Subsidiaries including to prepay indebtedness under the Existing Credit Agreement and for working capital and other lawful corporate purposes, in each case not in contravention of the Loan Documents or applicable law.

(b) Notwithstanding the foregoing, the Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Bookrunner, Lead Arranger, Administrative Agent, Letter of Credit Issuer, Swing Line Lender, or otherwise) of Sanctions.

Section 8.12. Know Your Customer. Promptly following a request by the Administrative Agent, any Letter of Credit Issuer or any Lender, provide all documentation and other reasonably available information that the Administrative Agent, such Letter of Credit Issuer or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 8.13. Maintenance of REIT Status; Stock Exchange Listing; Further Assurances.

(a) Cause the Company to continue to be treated as a REIT.

(b) Cause the Company’s common Capital Stock to be listed and to remain listed on the New York Stock Exchange or the NASDAQ Stock Market.

(c) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document, and (b) do, execute, acknowledge, deliver, record, and take any and all such further acts, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the intention of the Loan Documents.

Section 8.14. [Reserved].

Section 8.15. Removal of Qualified Assets – Borrower. From time to time during the term of this Agreement following (i) the Borrower’s written request (each, a “Release Request”) and (ii) satisfaction of the Release Conditions (as defined below), the Administrative Agent shall release the subject Qualified Asset from the Borrowing Base, and thereafter, such Real Property shall no longer be a Qualified Asset for the purposes of this Agreement. The “Release Conditions” are the following:

(a) The Borrower shall have delivered an interim Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Borrowing Base after giving effect to the removal of the subject Qualified Asset; provided that such Borrowing Base Certificate shall only be given effect in subsequent determinations of the Borrowing Base upon satisfaction of all other Release Conditions.

(b) After giving effect to the removal of the subject Qualified Asset, (x) Availability shall be greater than or equal to $0 and (y) the Minimum Property Condition shall be satisfied.

(c) Upon release of the subject Qualified Asset, the Company and its Subsidiaries shall be in compliance with the Financial Covenants on a Pro Forma Basis.

(d) No Default or Event of Default shall exist and be continuing under this Agreement or the other Loan Documents at the time of the Release Request or at the time of any such release, or would result from any such release.

(e) Each of the representations and warranties made by the Borrower or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such release, before and after giving effect to such release, as if made on and as of such release

(except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and except that for purposes of this Section 8.15, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively).

Any failure of any removal and release requested by the Borrower to meet all of the Release Conditions shall be deemed a rejection of the proposed Release Request and, subject to the other terms and conditions hereof as to whether any Real Property is a Qualified Asset, such Real Property shall remain a Qualified Asset hereunder.

Section 8.16. Removal of Qualified Assets – Administrative Agent. Any Qualified Asset shall be immediately removed from the Borrowing Base and shall no longer be deemed to be a Qualified Asset for purposes of determining the Borrowing Base or for any other purposes of this Agreement (including any extension of credit hereunder) upon the determination by the Administrative Agent of the occurrence of any of the following:

(a) Such Qualified Asset ceases to meet the Eligibility Criteria applicable to such Qualified Asset;

(b) An Event of Loss occurs as to such Qualified Asset;

Upon notice by the Administrative Agent to the Borrower of any such removal, the Borrower shall promptly (and in any event within five (5) Business Days) deliver an interim Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Borrowing Base after giving effect to the removal of the subject Qualified Asset. For the avoidance of doubt, if after giving effect to the removal of such Qualified Asset from the Borrowing Base, Availability shall be less than $0, the Borrower shall be immediately required to make a mandatory prepayment of the Loans in accordance with Section 5.2.

Section 8.17. Additional Qualified Assets. From time to time during the term of this Agreement (including in connection with any Permitted Acquisition) following the Borrower’s written request, the Borrower may request that the Administrative Agent accept additional Real Properties to be designated as Qualified Assets upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Administrative Agent (such conditions, the “Addition Conditions”):

(a) The proposed Qualified Asset shall satisfy all Eligibility Criteria for the applicable category of Qualified Assets.

(b) The Borrower and the applicable Loan Parties shall have executed and delivered any applicable Loan Documents or supplements thereto.

(c) The Borrower shall pay or reimburse the Administrative Agent for all reasonable legal fees and expenses and other costs and expenses incurred by the Administrative Agent in connection with such addition.

(d) No Default or Event of Default shall exist and be continuing under this Agreement or the other Loan Documents at the time of such addition or would result from any such addition.

(e) Each of the representations and warranties made by the Borrower or any Loan Party in or pursuant to the Loan Documents (except in connection with a Permitted Acquisition or other permitted Investment, in which case customary “specified representations” and those representations and warranties set forth in the related acquisition agreement that are material to the interests of the Lenders) shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such addition, before and after giving effect to such addition, as if made on and as of such addition (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and except that for purposes of this Section 8.17, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively).

(f) The Borrower shall have delivered an interim Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Borrowing Base after giving effect to the addition of the proposed Qualified Asset, including any supporting information reasonably requested by the Administrative Agent; provided that such Borrowing Base Certificate shall only be given effect in subsequent determinations of the Borrowing Base upon satisfaction of all other Addition Conditions.

The Administrative Agent shall give the Borrower prompt written notice of its determination with respect to the admission or rejection of any Real Property as a Qualified Asset.

Section 8.18. Minimum Property Condition. Maintain a minimum of twenty (20) Eligible Owned Assets that are included in the calculation of the Borrowing Base at all times (the “Minimum Property Condition”).

Section 8.19. Payment of Obligations. Pay and discharge its material obligations (other than with respect to Non-Recourse Indebtedness of Excluded Subsidiaries), including material Tax liabilities and all Indebtedness as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IX

NEGATIVE COVENANTS

Until Payment in Full, the Borrower and the Company shall not, and shall not permit any of their respective Subsidiaries to:

Section 9.1. Financial Covenants.

(a) Borrowing Base Coverage Ratio. Permit the Borrowing Base Coverage Ratio for any Reference Period to be less than 1.00 to 1.00.

(b) Total Leverage Ratio. Permit the Total Leverage Ratio for any Reference Period to be greater than 0.60 to 1.00.

(c) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any Reference Period to be less than 1.50:1.00.

(d) Borrowing Base Debt Service Coverage Ratio. Permit the Borrowing Base Debt Service Coverage Ratio for any Reference Period to be less than 2.00 to 1.00.

(e) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the last day of each fiscal quarter be less than the sum of (i) $[70% of Consolidated Tangible Net Worth as of the date of the most recent financial statements of the Company that are publicly available as of the Closing Date] plus (ii) an amount equal to seventy percent (70%) of net equity proceeds received by the Company after the date of the most recent financial statements of the Company that are publicly available as of the Closing Date.

(f) Secured Recourse Leverage Ratio. Permit Consolidated Secured Recourse Indebtedness as of the last day of each fiscal quarter to exceed 15% of Total Asset Value as of such date.

(g) Secured Leverage Ratio. Permit Consolidated Secured Indebtedness as of the last day of each fiscal quarter to exceed 40% of Total Asset Value as of such date.

Section 9.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness (including any Capital Lease Obligations, securitizations and similar Indebtedness), unless (a) no Default or Event of Default shall have occurred and is continuing or would result therefrom and (b) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis (i) Availability is not less than zero ($0) and (ii) the Company and its Subsidiaries are in compliance with the Financial Covenants.

Notwithstanding the foregoing, the Borrower shall not permit any Qualified Asset Guarantor or any Qualified Asset Owner to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness other than Pari Passu Obligations and the Obligations.

Section 9.3. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien on:

(a) any Qualified Asset, other than Permitted Encumbrances;

(b) any Capital Stock of any Guarantor or any Qualified Asset Owner, other than Permitted Equity Encumbrances; and

(c) any income or revenues from, or proceeds of, any of the foregoing;

or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Qualified Asset or the Capital Stock of any Guarantor or any Qualified Asset Owner, or any income or revenue from, or proceeds of, any of the foregoing.

Section 9.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or reorganize itself in any non-U.S. jurisdiction, or Dispose of all or substantially all of the property or business of the Group Members, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom:

(i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Person other than the Borrower may merge into the Company in a transaction in which the Company is the surviving corporation;

(iii) any Person other than the Borrower or the Company may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that if (A) only one of the parties to such merger is a Guarantor, the Guarantor shall be the surviving entity (and, in the case where the other party to such merger is a Qualified Asset Owner, either the surviving entity shall be a Qualified Asset Guarantor or all Qualified Assets owned or leased by such Qualified Asset Owner shall, contemporaneously with such merger, be removed or released from the Borrowing Base in accordance with Section 8.15 or Section 8.16 of this Agreement, and (B) if both parties to such merger are Guarantors and one of the parties thereto is a Qualified Asset Guarantor, either the Qualified Asset Guarantor shall be the surviving entity or all Qualified Assets owned or leased by such Qualified Asset Guarantor shall, contemporaneously with such merger, be removed or released from the Borrowing Base in accordance with Section 8.15 or Section 8.16 of this Agreement;

(iv) any Non-Qualified Asset Subsidiary (other than a Qualified Asset Owner) may Dispose of its assets to the Borrower or to another Subsidiary; provided that if one of the parties to such transaction is a Guarantor, either (A) the Guarantor shall be the transferee or (B) the transaction is permitted by Section 9.12;

(v) any Subsidiary which is not a Guarantor or a Qualified Asset Owner may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower; and

(vi) any Subsidiary other than a Qualified Asset Guarantor or a Qualified Asset Owner may liquidate or dissolve; provided that (A) if such Subsidiary is an Other Guarantor, all of the assets of such Subsidiary are transferred to a Loan Party and (B) if such Subsidiary is not an Other Guarantor, all of the assets of such Subsidiary are transferred to the Borrower or one of its Subsidiaries.

Section 9.5. Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in Cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), directly or indirectly, except that (i) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional limited or general partnership interests, (ii) the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional common stock, (iii) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock, (iv) the Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries (including, without limitation, any Plans), (v) the Borrower may make Restricted Payments the proceeds of which will be used to pay tax liabilities of Americold Realty Operation, Inc., a Delaware corporation, to the extent (A) such payments are permitted under the Borrower’s Governing Documents and (B) such tax liability is attributable to Americold Realty Operation, Inc.’s ownership of Capital Stock of the Borrower, (vi) the Borrower and its Subsidiaries may (directly or indirectly, as the case may be) make Restricted Payments to the Company; provided that (x) the Borrower shall not make aggregate Restricted Payments to the Company that are attributable to any period of four consecutive fiscal quarters in excess of the greater of (A) 90% of Normalized Adjusted FFO for such period of four consecutive fiscal quarters (less any amounts used for Investments in Non-Qualified Asset Subsidiaries) and (B) the minimum amount required for the Company to maintain its REIT status, comply with the minimum distribution requirement under Section 857(a) of the Code and avoid imposition on the Company of income and excise taxes under Sections 857 and 4981 of the Code and (y) if a Default or an Event of Default (other than under Section 10.1(a) or (h)) has occurred and is continuing, the Borrower may only make Restricted Payments to the Company in the minimum amounts required to be made by the Company in order to maintain its status as a REIT; provided further, however, that the Borrower may not make any Restricted Payments to the Company if a Default or Event of Default under Section 10.1(a) or (h) has occurred and is continuing or all or any portion of the Obligations have been accelerated and (vii) the Company may make Restricted Payments with any amounts received by it from the Borrower pursuant to clause (vi) of this Section 9.5.

Section 9.6. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, except: (a) arrangements in respect of shared services, joint procurement, corporate expense allocation, information technology licensing or in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among (i) the Borrower and any Non-Qualified Asset Subsidiaries (other than a Qualified Asset Owner) so long as such transaction, as of the date such transaction is consummated, would not have or would not reasonably be expected to have a Material Adverse Effect on the Borrower and the Qualified Asset Guarantors (taken as a whole), (ii) the Borrower and any Qualified Asset Guarantors or (iii) Non-Qualified Asset Subsidiaries (other than Qualified Asset Owners), in each case not involving any other Affiliate; (c) the consummation of the Transactions and the payment of the Transaction Costs, and as otherwise permitted by this Agreement (including with respect to any Restricted Payment permitted by Section 9.5); (d) as set forth on Schedule 9.6 or any amendment thereto to the extent such amendment is not adverse, taken as a whole, to the Lenders in any material respect; (e) if approved by the governing body of such Person in accordance with applicable law, any indemnity provided for the benefit of directors of such Person; (f) the payment of fees, expenses, compensation or employee benefit arrangements to managers, consultants, employees, officers and outside directors of such Person; (g) transactions between or among Group Members contemplated by any CMBS Financing; and (h) transactions that are made on terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate.

Section 9.7. Amendments to Governing Documents. Directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any waiver, amendment, supplement, cancellation, termination or other modification of any Governing Document of the Company, the Borrower, any Qualified Asset Guarantor, any Qualified Asset Owner or any Loan Party that is a direct owner of any Qualified Asset Guarantor, in each case if such waiver, amendment, supplement, cancellation, termination or modification would reasonably be expected to (a) adversely affect any Loan Party’s ability to repay the Obligations or (b) impair the rights or interests of the Administrative Agent or any Creditor Party hereunder or under any Loan Document.

Section 9.8. No Further Negative Pledges. Directly or indirectly, enter into, incur or permit to exist any Contractual Obligation (other than any Loan Document or any Permitted Pari Passu Provision) that prohibits, restricts or imposes any condition upon the ability of (a) the Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets (including the Capital Stock owned by the Borrower or such Loan Party), or (b) any Loan Party to make Restricted Payments to the Borrower or any other Loan Party or to make or repay loans or advances to the Borrower or any other Loan Party or to guarantee Indebtedness of the Borrower or any other Loan Party or (c) the Borrower or any Subsidiary to otherwise transfer (including by way of a pledge) property to the Borrower or a Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Requirements of Law, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder (including, if applicable, in accordance with Section 8.15), (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (and, for the avoidance of doubt, such restrictions do not apply to any Qualified Asset or to the Capital Stock of any Guarantor or any Qualified Asset Owner), (iv) the foregoing shall not apply to restrictions that are binding on an Other Guarantor at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (v) the foregoing shall not apply to restrictions or conditions in joint venture agreements and other similar agreements applicable to Joint Ventures that are applicable solely to such Joint Venture and entered into in the ordinary course of business, (vi) the foregoing shall not apply to restrictions or conditions that are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions solely relate to the assets subject thereto, (vii) clause (a) of the foregoing shall not apply to customary restrictions or conditions restricting assignment of any agreement entered into in the ordinary course of business, (viii) the foregoing shall not apply to provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Borrower and its Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), and (ix) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 9.9. Use of Proceeds. Use the proceeds of any Loan or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 9.10. Investments. Make or allow any Investment, unless immediately before and after giving effect to such Investment on a Pro Forma Basis, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Availability is not less than zero ($0), and (iii) the Company and its Subsidiaries are in compliance with the Financial Covenants.

Section 9.11. Changes in Fiscal Periods. (a) Permit the fiscal year of the Company or the Borrower to end on a day other than December 31 or change the Company’s or the Borrower’s method of determining fiscal quarters or (b) make any change in accounting policies or reporting practices, except as required or permitted by GAAP.

Section 9.12. Asset Sales. Dispose of any property or asset, including Capital Stock owned by it, unless immediately before and after giving effect to such Disposition on a Pro Forma Basis (a) no Default or Event of Default shall have occurred and be continuing or would result from such Disposition, (b) Availability is not less than zero ($0), (c) in the case of property constituting a Qualified Asset, only if (x) such Qualified Asset is released in accordance with Section 8.15 concurrently with such Disposition and (y) after giving effect to such Disposition the Minimum Property Condition shall be satisfied and (d) the Company and its Subsidiaries are in compliance with the Financial Covenants.

Section 9.13. Environmental Matters. (a) Use, or permit any other Person to use, any of the Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of Environmental Law or would reasonably be expected to result in any Environmental Liability where any such use, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect or (b) conduct, or permit any other Person to conduct, any activity at any of its Properties or use any of its Properties in any manner that could reasonably be contemplated to cause a Release of Materials of Environmental Concern on, upon or into such Property, or any other location, that would reasonably be expected to result in any Environmental Liability, in each case except, with respect to any Property that is not a Qualified Asset, where any such use, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 9.14. Sanctions; Anti-Corruption; Anti-Money Laundering.

(a) Directly or indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any other manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Bookrunner, Lead Arranger, Administrative Agent, Letter of Credit Issuer, Swing Line Lender, or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Borrowing or any Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws.

(c) Directly or indirectly engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.

Section 9.15. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary thereto.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1. Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the Borrower or any other Loan Party shall fail to pay any principal of any Loan or any Unpaid Drawing, including any L/C Borrowing, when due in accordance with the terms hereof and in the currency required hereunder; or (ii) the Borrower or any other Loan Party shall fail to pay any interest on any Loan, any fee or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest on any Loan, fee or other amount payable hereunder or under any other Loan Document becomes due in accordance with the terms hereof; or

(b) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate or misleading in any material respect on or as of the date made or deemed made (or, to the extent qualified by materiality, shall be inaccurate or misleading in any respect after giving effect to such qualification when made or deemed made); or

(c) the Company or any Loan Party shall default in the observance or performance of any agreement contained in (i) Section 8.1(a) or (b), Section 8.2(a)(1)(x), Section 8.2(c), Section 8.5(a)(i) (solely with respect to the existence of the Company, the Borrower, any Qualified Asset Owner, any Qualified Asset Guarantor or any Loan Party that is a direct owner of any Qualified Asset Guarantor), Section 8.8, Section 8.10, or Section 8.13 or Section 8.18 or Article IX or Article XIII of this Agreement or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guarantee Agreement, (ii) Section 8.6(b) and such default shall continue unremedied for a period of 10 days or (iii) Section 8.2(a) (not specified in clause (i) above) and such default shall continue unremedied for a period of 15 days; or

(d) the Borrower shall fail to deliver any Borrowing Base Certificate required by Section 8.7(b) or Section 8.16; or

(e) any Group Member shall default in the observance or performance of any agreement contained in Section 8.11;

(f) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (e) above), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which an officer of the Company or the Borrower obtains knowledge of such default or (ii) the date upon which the Borrower has received written notice of such default from the Administrative Agent or the Required Lenders; provided that any failure of any removal and release requested by the Borrower pursuant to Section 8.15 to meet all of the Release Conditions shall be deemed a rejection of the proposed Release Request and the failure of any addition requested by the Borrower pursuant to Section 8.17 to meet all of the Addition Conditions shall be deemed a rejection of the requested addition, and shall not constitute a Default or an Event of Default;

(g) any Group Member shall (i) default in making any payment when due, after the expiration of any applicable grace or cure periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (excluding any Indebtedness hereunder and any Non-Recourse Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of (or, with respect to any Swap Agreements, a Swap Termination Value of) more than $25,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due (or to be terminated) or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable or cash collateral in respect thereof to be demanded, or, in the case of a Swap Agreement, to cause the termination thereof or an Early Termination Date (as defined in such Swap Agreement) results therefrom; provided that clauses (i) (other than in the case of clause (x) below) and (ii) shall not apply to (x) Secured Indebtedness that becomes due as a result of the Disposition or transfer of the property or assets securing such Indebtedness, if such Disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) Indebtedness that is convertible into Capital Stock and has been converted to Capital Stock in accordance with its terms and such conversion is not prohibited hereunder; or

(h) (i) any Group Member shall commence or consent to the institution of any case, proceeding or other action (A) under any Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, rehabilitator or other similar official for it or for all or any material part of its property; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above (except for the appointment of a receiver, trustee, custodian, conservator or other similar official for the assets of an Excluded Subsidiary in connection with a default by such Excluded Subsidiary on Non-Recourse Indebtedness) that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, unstayed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a writ or warrant of attachment, execution, distraint or similar process against all or any material party of its property that results in the entry of an order for any such relief that shall not have been released, vacated, discharged, or stayed or fully bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall become unable or admit in writing its inability or fails generally to pay its debts as they become due; or (v) any Group Member shall make a general assignment for the benefit of its creditors; or

(i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in (i) a Material Adverse Effect or (ii) liability to any Group Member in an aggregate amount exceeding $25,000,000 in any year or $50,000,000 for all periods; or

(j) (i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not covered by insurance or third-party indemnities as to which the relevant insurance company or third party has not denied coverage) of $25,000,000 or more or (ii) one or more non-monetary final judgments or decrees shall be entered against any Group Member that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or decree, or (y) there is a period of 30 consecutive days during which such judgment or decree is not vacated, discharged, stayed or bonded pending appeal; or

(k) any provision of any Loan Document, including the Guarantee Obligations contained in the Guarantee Agreement or in this Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; any Loan Party or any of their respective Subsidiaries or Affiliates contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Company or the Borrower, the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately and automatically become due and payable and the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8 shall immediately and automatically become due, or (B) if such event is any other Event of Default, the Administrative Agent shall at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions: (i) declare the commitment of each Lender to make Loans and any obligation of the Letter of Credit Issuers to make L/C Credit Extensions to be terminated forthwith, whereupon such commitments and obligations shall immediately terminate; (ii) declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) require all Loans denominated in an Alternative Currency to be immediately redenominated into Dollars in the amount of the Dollar Equivalent thereof; (iv) require the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8 and (v) exercise on behalf of itself, the Lenders and the Letter of Credit Issuers all rights and remedies available to it, the Lenders and the Letter of Credit Issuers under the Loan Documents Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower, the Company and each other Loan Party.

Section 10.2. Application of Funds. After the exercise of remedies provided for in Section 10.1 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 10.1), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 3.8, be applied by the Administrative Agent in the following order.

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.10, 2.11, 3.5 or 5.4) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Letter of Credit Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuers arising under the Loan Documents and amounts payable under Sections 2.10, 2.11, 3.5 or 5.4, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Letter of Credit Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Specified Swap Agreements and Specified Cash Management Agreements, ratably among the Lenders, the Letter of Credit Issuers, the Qualified Counterparties and the Cash Management Banks in proportion to the respective amounts described in this clause (a) and (b) to the Administrative Agent for the account of the Letter of Credit Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit issued by such Letter of Credit Issuer to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.8, ratably in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Specified Cash Management Agreements and Specified Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Qualified Counterparty, as the case may be. Each Cash Management Bank or Qualified Counterparty not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XI

THE AGENTS

Section 11.1. Appointment.

Each Lender and each Letter of Credit Issuer hereby irrevocably designates and appoints Bank of America to act on its behalf as the Administrative Agent under this Agreement and the other Loan Documents, and each such Lender and each such Letter of Credit Issuer irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this

Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article XI (except for Section 11.9) are solely for the benefit of the Agents, the Lenders and the Letter of Credit Issuers, and neither the Company nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.2. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.

Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or other document referred to, provided for herein or therein, delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, genuineness or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document, any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, or (v) as to the observance or performance of any of the agreements contained in, or the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 11.4. Reliance by Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in, and shall not incur any liability for, relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a Letter of Credit Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, all the Letter of Credit Issuers and all future holders of the Loans and the L/C Participations.

Section 11.5. Notice of Default. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, a Letter of Credit Issuer or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Letter of Credit Issuers. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Letter of Credit Issuers.

Section 11.6. Non-Reliance on Agents and Other Lenders. Each Lender and each Letter of Credit Issuer expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or Letter of Credit Issuer, or upon any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender and each Letter of Credit Issuer also represents that it will, independently and without reliance upon any Agent or any other Lender or Letter of Credit Issuer, or upon any of the Related Parties of any of the foregoing, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Letter of Credit Issuers by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Letter of Credit Issuer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

Section 11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent (or any sub-agent thereof), each other Agent, each Letter of Credit Issuer and each Related Party of any of the foregoing (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective pro rata share (as defined below) in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, the Loans, the Letters of Credit, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, willful misconduct, bad faith or fraud; provided further, with respect to such unpaid amounts owed to any Letter of Credit Issuer in its capacity as such, or to any Related Party of any of Letter of Credit Issuer acting for such Letter of Credit Issuer in connection with such capacity, only the Revolving Credit Lenders shall be required to pay such unpaid amounts. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, unused Revolving Credit Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time. If any indemnity furnished to any Agent Indemnitee for any purpose shall, in the opinion of such Agent Indemnitee, be insufficient or become impaired, such Agent Indemnitee may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share (as defined below) thereof in effect on the date on which indemnification is sought under this Section; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The agreements in this Section shall survive the termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 11.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as though such Agent were not an Agent and without any duty to account therefor to the Lenders. Each Agent shall have the same rights and powers in its capacity as a Lender or Letter of Credit Issuer under this Agreement and the other Loan Documents as any Lender or Letter of Credit Issuer, as applicable, and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders”, and the terms “Letter of Credit Issuer” and “Letter of Credit Issuers”, shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Agent in its individual capacity as such.

Section 11.9. Successor Agent. The Administrative Agent may resign as the Administrative Agent upon notice to the Lenders, the Letter of Credit Issuers and the Borrower. If the Administrative Agent shall resign as the Administrative Agent under this Agreement and the other Loan Documents, then upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor agent shall (unless an Event of Default under Section 10.1(a) or (h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders, the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, which successor agent shall (unless (i) an Event of Default under Section 10.1(a) or (h) with respect to the Borrower shall have occurred and be continuing or (ii) such successor agent is a Lender) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed by the Borrower). If no successor agent has accepted appointment as the Administrative Agent by the Resignation Effective Date, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as a successor agent is appointed as provided for above. With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 5.4(i) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section), without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as the Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 11.10. Bookrunner; Lead Arrangers; Syndication Agents; Documentation Agents. Anything herein to the contrary notwithstanding, none of the Bookrunner, Lead Arrangers, Syndication Agents or Documentation Agents shall have any duties, responsibilities, obligations, liabilities, powers or rights hereunder or under any of the other Loan Documents in its capacity as such.

Section 11.11. Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuers and the Administrative Agent under any Loan Document) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Letter of Credit Issuer and each other Creditor Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Letter of Credit Issuers or the other Creditor Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement or any other Loan Document.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Letter of Credit Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Letter of Credit Issuer in any such proceeding.

Section 11.12. Guaranty Matters. Subject to Section 12.1, without further written consent or authorization from any Creditor Party, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from its Guarantee Obligations in respect of the Obligations under the Loan Documents if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction permitted hereunder. The execution and delivery of any such documents shall be without recourse to, or representation or warranty by, the Administrative Agent.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its Guarantee Obligations in respect of the Obligations under the Loan Documents pursuant to this Section 11.12.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, and each Creditor Party hereby agree that except with respect to the set off rights of any Lender set forth in Section 12.7 or with respect to a Creditor Party’s right to file a proof of claim in an insolvency proceeding, no Creditor Party shall have any right individually to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights, and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Creditor Parties, in accordance with the terms hereof and thereof.

In furtherance of the foregoing and not in limitation thereof, no Specified Cash Management Agreement or Specified Swap Agreement will create (or be deemed to create) in favor of any Creditor Party that is a party thereto any rights in connection with the management or release of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Guarantee, each Creditor Party that is a party to any such Specified Cash Management Agreement or Specified Swap Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents and agreed to be bound by the Loan Documents as a Creditor Party thereunder, subject to the limitations set forth in this paragraph. No Creditor Party that is a party to any such Specified Cash Management Agreement or Specified Swap Agreement that obtains the benefits of any Guarantee Obligation by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender, Letter of Credit Issuer or Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements and Specified Swap Agreements.

Section 11.13. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunner and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) Such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunner and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Bookrunner or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE XII

MISCELLANEOUS

Section 12.1. Amendments and Waivers.

(a) Subject to Section 2.9 and Section 12.1(b), and except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 7.1 without the written consent of each Lender;

(ii) without limiting the generality of clause (i) above, waive any condition set forth in Section 7.2 as to any Dollar Tranche Loan or any Letter of Credit without the written consent of the Required Tranche Lenders, any Alternative Currency Tranche Loan without the written consent of the Required Tranche Lenders or any Term Loan without the written consent of the Required Term Lenders;

(iii) extend (except as provided in Section 2.17) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.1) without the written consent of such Lender;

(iv) forgive or otherwise reduce the principal amount or extend the final scheduled date of maturity of any Loan or Unpaid Drawings, reduce the stated rate of any interest or (subject to clause (4) of the second proviso to this Section 12.1) fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or postpone the scheduled date of expiration of any Commitment, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that any waiver of any condition precedent in Section 7.1 or 7.2, any obligation of the Borrower to pay default interest or amendment to Section 2.8(c), or any waiver of any Default or Event of Default, and any waiver or amendment of any mandatory prepayment or reduction, any waiver or amendment to the financial covenant definitions, financial ratios or any component thereof, shall be deemed not to have resulted in any increase in the Commitment of any Lender, or forgiveness, reduction, extension or postponement referred to in clause (iii) or (iv) of this proviso);

(v) (w) change any provision of this Section 12.1, reduce any percentage specified in the definition of Required Lenders, Required Revolving Lenders, Required Term Lenders, Required Tranche Lenders or Majority in Interest or change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent, (x) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or (y) release (1) the guarantee of the Obligations provided by the Company pursuant to Article XIII or (2) all or substantially all of the value of the Guarantee Obligations under the Guarantee Agreement (other than in connection with any sale of a Guarantor permitted by the Loan Documents), in each case without the written consent of all Lenders;

(vi) amend, modify or waive any provision of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans or Commitments of any Class in respect of the right to or priority of payments of the Lenders holding Loans or Commitments of such Class differently than such amendment, modification or waiver affects the rights of the Lenders holding Loans or Commitments of any other Class in respect of the right to or priority of payments, without the written consent of the Majority in Interest of the adversely affected Class of Lenders;

(vii) (x) amend or modify the definition of “Applicable Percentage”, (y) amend, modify or waive the provisions of Section 10.2 or Section 4.02 of the Guarantee Agreement, (z) amend, modify or waive the provisions of Sections 5.1 or 5.3(c) in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender; provided, that (i) with the consent of the Required Lenders, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction, but only if all Lenders that consent to such “amend and extend” transaction are treated on a pro rata basis, (ii) such terms and provisions may be amended in connection with the establishment of any Additional TL Tranche, with the consent of the Administrative Agent and the Lenders providing commitments for such Additional TL Tranche, so long as such payments continue to be (1) based on each Lender’s Applicable Percentage with respect to the Classes of Loans and the Facilities in which it participates and (2) distributed ratably as between the Classes of Loans and the Facilities; or

(viii) amend Section 1.10 or the definition of “Alternative Currency” without the written consent of each Alternative Currency Tranche Lender;

and, provided further, that (1) no amendment, waiver or consent shall, unless in writing and signed by Letter of Credit Issuer in addition to the Lenders required above, affect the rights or duties of such Letter of Credit Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (2) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (3) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, (x) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (y) amend or waive, or consent to any departure from, the definitions of “LIBOR”, “LIBOR Screen Rate”, “LIBOR Successor Rate”, “LIBOR Successor Rate Conforming Changes” or “Scheduled Unavailability Date” or the provisions of Section 2.9; and (4) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

provided that any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected solely by an agreement or agreements in writing entered into by the Borrower and the Majority in Interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and the Letter of Credit Issuers and shall be binding upon the Loan Parties, the Lenders, Letter of Credit Issuers, the Administrative Agent and all future holders of the Loans and the L/C Participations. In the case of any waiver, the Loan Parties, the Lenders, the Letter of Credit Issuers and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to effect the provisions of Section 2.14(f) in accordance with the terms thereof.

(b) Notwithstanding any provision herein to the contrary,

(i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (z) the outstanding principal balance of any Loan held by any Defaulting Lender may not be reduced without the consent of such Lender;

(ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (but without the consent of any Lender or other Loan Party) to cure any obvious error or any error or omission of an administrative or technical nature jointly identified by the Borrower and the Administrative Agent so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if directly and adversely affected by such amendment, any Letter of Credit Issuer stating that it objects to such amendment.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.

Section 12.2. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent, any Letter of Credit Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.2; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.

(i) Notices and other communications to the Letter of Credit Issuers and the Lenders hereunder or under any other Loan Document may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, III, IV or V if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, any Letter of Credit Issuer or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (x) and (y), if such notice or other communication is not sent during the normal business hours of the recipient, such notice e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii) THE PLATFORM AND ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENTS OR ANY OF THEIR RESPECTIVE RELATED PARTIES WARRANT THE ACCURACY, ADEQUACY, OR COMPLETENESS OF THE BORROWER MATERIALS, THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS, THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENTS OR THEIR RESPECTIVE RELATED PARTIES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or Approved Electronic Notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(iv) Each Loan Party, each Lender, each Letter of Credit Issuer and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(c) Change of Address. Each Loan Party, the Administrative Agent, each Letter of Credit Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Private-Side Information Contacts. In addition to the foregoing, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

(e) Reliance by Administrative Agent, Letter of Credit Issuers and Lenders. The Administrative Agent, the Letter of Credit Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Letter of Credit Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.3. No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Letter of Credit Issuer or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.1 for the benefit of all the Lenders and Letter of Credit Issuers; provided, however, that the foregoing shall not prohibit

(a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Letter of Credit Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Letter of Credit Issuer or the Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.7(b) (subject to the terms of Section 12.7(a)), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 12.7(a), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in any other Loan Document and in any document, certificate or statement delivered pursuant hereto or thereto, or in connection herewith or therewith, shall survive the execution and delivery hereof and thereof and the making of the Loans and other extensions of credit hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Letter of Credit Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any Letter of Credit Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Letter of Credit Issuer or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan or L/C Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding other than (a) Specified Cash Management Obligations, (b) Specified Swap Obligations and (c) any contingent obligations or contingent indemnification obligations not then due or asserted.

Section 12.5. Payment of Expenses; Damages Waiver. The Borrower agrees (a) to pay or reimburse the Bookrunner, the Lead Arrangers, the Administrative Agent and their respective Affiliates for all their reasonable and documented and invoiced out-of-pocket costs and expenses (including the reasonable and documented and invoiced fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Bookrunner, Lead Arrangers and the Administrative Agent, taken as a whole, a single counsel in each relevant jurisdiction for all such Persons, taken as a whole (which may include a single firm of special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel) for such affected Person (or similarly affected Persons taken as a whole)) incurred in connection with the syndication, development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the Transactions contemplated hereby and thereby, including any filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the

Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay all reasonable and documented and invoiced out-of-pocket expenses incurred by any Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of Letters of Credit or any demand for payment thereunder, (c) to pay or reimburse the Bookrunner, the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers and the Lenders for all their respective reasonable and documented and invoiced out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including (i) the reasonable and documented and invoiced fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Bookrunner, the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers and the Lenders, taken as a whole, one local counsel in each relevant jurisdiction for all such Persons, taken as a whole (if reasonably necessary), and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) for such affected Person (or similarly affected Persons taken as a whole), in each case excluding allocated costs of in-house counsel, and (ii) the reasonable and documented and invoiced fees and expenses of other consultants and advisers approved by the Borrower, (d) to pay, indemnify, and hold, the Administrative Agent, each Letter of Credit Issuer and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, the Bookrunner, each Lead Arranger, the Administrative Agent, each Letter of Credit Issuer and the Affiliates of each of the foregoing and each of their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including any of the foregoing relating to the use of proceeds of the Loans or the issuance of any Letter of Credit (including any refusal by any Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any Environmental Liability relating to any Group Member or its current or former operations or to any of the Properties and the reasonable and documented and invoiced fees and expenses of one primary counsel for all Indemnitees, taken as a whole, one local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole (if reasonably necessary), and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel) for such affected Indemnitee (in each case excluding allocated costs of in-house counsel), whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto) (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or its Affiliates or by any of their Related Parties, (ii) any dispute brought solely by an Indemnitee against another Indemnitee, do not involve or relate to any request, act or omission by the Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Administrative Agent, in its capacity as administrative agent, the Bookrunner, in its capacity as the bookrunner, or any Lead Arranger, in its capacity as a lead arranger or (iii) settlements effected without the Borrower’s prior written consent (which shall not be withheld, conditioned or delayed unreasonably) so long as (A) the Borrower has demonstrated, and such Indemnitee has acknowledged (which acknowledgment shall not be withheld, conditioned or delayed unreasonably) that the Borrower has the financial wherewithal to reimburse such Indemnitee for any amount that such Indemnitee may be required to pay with respect to such proceeding or (B) the proceeding presents reputation risk to such Indemnitee (in which case, for the avoidance of doubt, the Borrower’s consent shall not be required for the Indemnitee to settle). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to the Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 12.5 shall be payable not later than 30 days after written demand therefor, including documentation reasonably supporting such demand. No Loan Party nor any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrower set forth in this Section 12.5. The agreements in this Section 12.5 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Letter of Credit Issuer, termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This Section 12.5 shall not apply to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

Section 12.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), except that (i) the neither the Borrower nor any other Loan Party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower or any Loan Party without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 12.6(c)) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more banks or financial institutions (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) The Borrower (such consent not to be unreasonably withheld or delayed); provided that (i) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) with respect to an assignment of a Term Loan or a Term Commitment, no consent of the Borrower shall be required for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund (as defined below), (iii) with respect to an assignment of a Revolving Credit Loan or a Revolving Credit Commitment, no consent of the Borrower shall be required for an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund and (iv) no consent of the Borrower shall be required for an assignment to any Person if an Event of Default has occurred and is continuing;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan or a Term Commitment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund (if made in accordance with the applicable terms of this Section 12.6); and

(C) solely with respect to an assignment of a Dollar Tranche Loan or Dollar Tranche Commitment, each Letter of Credit Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or the entire remaining principal outstanding balance of the assigning Lender’s Loans, in each case of any Class, the amount of the Commitments or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 in the case of any assignment in respect of the Term Loan Facility, or $5,000,000, in the case of any assignment in respect of the Total Revolving Credit Commitment, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) no assignment shall be made to (1) any Group Member or any Subsidiary or Affiliate of any of the foregoing, (2) any Defaulting Lender or any of its Subsidiaries, (3) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in clause (1) through (3) above;

(C) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(D) the Assignee, if it shall not be a Lender, shall deliver to the Borrower and the Administrative Agent any tax forms required by Section 5.4(e) and an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (E) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

For the purposes of this Section 12.6, “Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall agree in writing (in form reasonably acceptable to the Administrative Agent) to make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Letter of Credit Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 12.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any other party hereto against such Defaulting Lender arising from such Lender’s having been a Defaulting Lender. Any assignment, delegation or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any

Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.6(b) shall be interpreted and administered such that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an eligible assignee in accordance with the terms of this Section 12.6.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other financial institutions in accordance with applicable law (other than (x) a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, (y) a Defaulting Lender or (z) any Group Member or any Subsidiary or Affiliate of any of the foregoing) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it, in each case of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.7 without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to clause (iii), (iv), or (v) of Section 12.1(a) and (2) directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits (and requirements) of Sections 2.10, 2.11 and 5.4 (subject to the requirements and limitations therein, including the requirements under Section 5.4(e) (it being understood that the documentation required under Section 5.4(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.15 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 12.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower, the Letter of Credit Issuers and the Lenders expressly acknowledge that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to assignments to Defaulting Lenders or natural persons and none of the Borrower, the Letter of Credit Issuers or the Lenders will bring any claim to such effect. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Defaulting Lender or a natural person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Defaulting Lender or a natural person. This Section 12.6(c) shall be interpreted and administered such that the Loans and any participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(d) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Letter of Credit Issuer, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or another central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) the Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

Section 12.7. Adjustments; Set-off; Payments Set Aside. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Loan Document Obligations owing to it (other than in connection with an assignment made pursuant to and in accordance with Section 12.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Loan Document Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Loan Document Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders and the Letter of Credit Issuers provided by law, each Lender and each Letter of Credit Issuer shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Loan Document Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Loan Document Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final, but excluding any tax accounts, trust accounts, withholding, fiduciary or payroll accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or such Letter of Credit Issuer, as applicable, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower or any other Loan Party; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loan Document Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Letter of Credit Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Letter of Credit Issuer or their respective Affiliates may have. Each Lender and each Letter of Credit Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Each Lender and Letter of Credit Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender or such Letter of Credit Issuer, as applicable; provided that the failure to give such notice shall not affect the validity of such application.

(c) To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any Letter of Credit Issuer or any Lender, or the Administrative Agent, any Letter of Credit Issuer or any Lender exercises its right of setoff, and such payment or any proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Letter of Credit Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and each Letter of Credit Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect in the applicable currency of such recovery or payment. The obligations of the Lenders and the Letter of Credit Issuers under clause (ii) of the preceding sentence shall survive Payment In Full and the termination of this Agreement.

Section 12.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 12.9. Severability. If any provision of this Agreement or the other Loan Documents is prohibited, illegal, invalid or unenforceable in any jurisdiction, (a) such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and (b) the parties shall endeavor in good faith negotiations to replace the prohibited, illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the prohibited, illegal, invalid or unenforceable provisions. Without limiting the foregoing provisions of this Section 12.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Letter of Credit Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.10. Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Letter of Credit Issuer represent the entire agreement of the Loan Parties, the Administrative Agent, the Letter of Credit Issuers and the Lenders with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Letter of Credit Issuer or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 12.11. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND UNDER THE OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 12.12. Submission to Jurisdiction; Waivers. Each of the Borrower and the Company, on behalf of itself and the Guarantors, the Administrative Agent, the Letter of Credit Issuers and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Letter of Credit Issuer or Lender to sue or bring an enforcement action relating to this Agreement or any other Loan Document in any other jurisdiction; and

(e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 12.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Bookrunner, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Bookrunner, the Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Bookrunner, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Bookrunner, any Lead Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Bookrunner, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Bookrunner, any Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. Each of the Borrower and the other Loan Parties hereby agrees that it will not claim that any of the Administrative Agent, the Bookrunner, the Lead Arrangers, any Lender or any of their respective Affiliates has rendered advisory services of any nature or respect or owes any fiduciary duty to it (including your stockholders, employees or creditors) in connection with any aspect of any transaction contemplated hereby.

Section 12.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Participation, together with all fees, charges and other amounts that are treated as interest on such Loan or L/C Participation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or L/C Participation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or L/C Participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or L/C Participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 12.15. [Intentionally Omitted].

Section 12.16. Confidentiality. Each of the Administrative Agent, each Letter of Credit Issuer and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party; provided that nothing herein shall prevent the Administrative Agent, any Letter of Credit Issuer or any Lender from disclosing any such information (a) to the Administrative Agent, any other Letter of Credit Issuer, any other Lender or any Affiliate of any of the foregoing who are informed of the confidential nature of such information and agree to keep such information confidential, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee (other than any Person that the Borrower has affirmatively declined to provide its consent to the assignment thereof) or any Person invited to be a Lender pursuant to Section 2.14 or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates who are informed of the confidential nature of such information and agree to keep such information confidential, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section or other confidentiality obligation owed by the Administrative Agent, the applicable Letter of Credit Issuer or the applicable Lender, as the case may be, to any Loan Party or any of its Affiliates, (h) in connection with the exercise of any remedy hereunder or under any other Loan Document, (i) on a confidential basis to any rating agency in connection with rating the Company, the Borrower or their Subsidiaries or the credit facilities provided hereunder, (j) to the CUSIP Service Bureau or any similar agency to the extent required in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (k) upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (l) if agreed by the Borrower in its sole discretion, to any other Person or (m) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Letter of Credit Issuers and the Lenders to the extent necessary for the administration and management of this Agreement and the other Loan Documents; provided that such disclosure under clause (m) is limited to the existence of this Agreement and information about this Agreement; provided that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority or other Governmental Authority exercising examination or regulatory authority, each of the Administrative Agent, the Letter of Credit Issuers and the Lenders shall, to the extent practicable and not prohibited by applicable law, use reasonable efforts to promptly notify the Borrower of disclosure pursuant to clauses (d), (e), (f) or (h), above.

Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Each Letter of Credit Issuer and each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Letter of Credit Issuer and each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.17. WAIVERS OF JURY TRIAL. THE BORROWER, THE COMPANY, THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT ISSUERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.18. Patriot Act. Each Lender, each Letter of Credit Issuer and the Administrative Agent (for itself and not on behalf of any Lender or Letter of Credit Issuer) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender, such Letter of Credit Issuer and the Administrative Agent to identify the Borrower and the other Loan Parties in accordance with the Patriot Act, and the Borrower agrees to provide (and agrees to cause each other Loan Party to provide) such information from time to time to such Lender, such Letter of Credit Issuer or the Administrative Agent, as applicable.

Section 12.19. Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 12.20. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 12.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or Letter of Credit Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Letter of Credit Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Letter of Credit Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.22. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE XIII

CONTINUING GUARANTY

Section 13.1. Guaranty. The Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Creditor Parties, and whether arising hereunder or under any other Loan Document, any Specified Cash Management Agreement or any Specified Swap Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable, documented and invoiced out-of-pocket costs, attorneys’ fees and expenses incurred by the Creditor Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive for the purpose of establishing the amount of the Obligations.

This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Company under this Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 13.2. Rights of Creditor Parties. The Company consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Letter of Credit Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Company under this Guaranty or which, but for this provision, might operate as a discharge of the Company.

Section 13.3. Certain Waivers. The Company waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor (other than defense of payment or performance), or the cessation from any cause whatsoever (including any act or omission of any Creditor Party) of the liability of the Borrower; (b) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Company’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other than defense of payment or performance). The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 13.4. Obligations Independent. The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

Section 13.5. Subrogation. The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until this Guaranty is terminated as provided in Section 13.11. If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Creditor Parties and shall forthwith be paid to the Creditor Parties to reduce the amount of the Obligations, whether matured or unmatured.

Section 13.6. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect as expressly provided in Section 13.11. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Company is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this Guaranty.

Section 13.7. Subordination. The Company hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Company as subrogee of the Creditor Parties or resulting from the Company’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Creditor Parties so request, any such obligation or indebtedness of the Borrower to the Company shall be enforced and performance received by the Company as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Creditor Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Company under this Guaranty.

Section 13.8. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Creditor Parties.

Section 13.9. Condition of Borrower. The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Company requires, and that none of the Creditor Parties has any duty, and the Company is not relying on the Creditor Parties at any time, to disclose to the Company any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Company waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).

Section 13.10. Keepwell. The Company hereby jointly and severally absolutely, unconditionally and irrevocably with each other Qualified ECP Guarantor hereby undertakes to provide such funds or other support as may be needed from time to time by each Guarantor that would otherwise not be an “eligible contract participant” as defined in the Commodity Exchange Act to honor all of its obligations under this Agreement in respect of Specified Swap Obligations. The obligations of the Company under this Section 13.10 shall remain in full force and effect until the indefeasible payment in full in cash of all the Obligations (other than Specified Cash Management Obligations, Specified Swap Obligations or contingent indemnification obligations and other contingent obligations, in each case, not then due or asserted). The Company intends that this Section 13.10 constitute, and this Section 13.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

Section 13.11. Termination.

(a) This Guarantee shall terminate upon Payment in Full.

(b) In connection with any termination or release, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 13.11 shall be without recourse to, or representation or warranty by the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.

By:
	Name:	Marc J. Smernoff
	Title:	Chief Financial Officer

AMERICOLD REALTY TRUST

By:
	Name:	Marc J. Smernoff
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender, a Letter of Credit Issuer and the Swing Line Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and a Letter of Credit Issuer

By:
Name:
Title:

[Signature Page to Credit Agreement]

COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

REGIONS BANK, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

SUNTRUST BANK, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

RAYMOND JAMES BANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

COMPASS BANK, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

BRANCH BANK AND TRUST COMPANY, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

ZIONS BANCORPORATION, N.A. dba NATIONAL BANK OF ARIZONA, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]